Exhibit 4.1

                              AMENDED AND RESTATED

                                CREDIT AGREEMENT

                         dated as of September 10, 2002

                                 by and between

                        GLOBAL PAYMENT TECHNOLOGIES, INC.

                                       and

                               JPMORGAN CHASE BANK

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS ......................................    1
         SECTION 1.01. Definitions ..............................................    1
         SECTION 1.02. Terms Generally ..........................................   17

ARTICLE II LOANS ................................................................   18
         SECTION 2.01. Revolving Credit Loans ...................................   18
         SECTION 2.02. Revolving Credit Note ....................................   19
         SECTION 2.03. Term Loan ................................................   19
         SECTION 2.04. Term Note A ..............................................   19
         SECTION 2.05. Term Loan ................................................   20
         SECTION 2.06. Term Note B ..............................................   20

ARTICLE III PROVISIONS RELATING TO ALL EXTENSIONS OF CREDIT; FEES AND PAYMENTS ..   21
         SECTION 3.01. Interest Rate; Continuation and Conversion of Loans ......   21
         SECTION 3.02. Use of Proceeds ..........................................   23
         SECTION 3.03. Prepayments ..............................................   23
         SECTION 3.04. Fees .....................................................   24
         SECTION 3.05. Inability to Determine Interest Rate .....................   24
         SECTION 3.06. Illegality ...............................................   24
         SECTION 3.07. Increased Costs ..........................................   25
         SECTION 3.08. Indemnity ................................................   26
         SECTION 3.09. Taxes ....................................................   27
         SECTION 3.10. Payments .................................................   27
         SECTION 3.11. Disbursement of Loans ....................................   27

ARTICLE IV REPRESENTATIONS AND WARRANTIES .......................................   28
         SECTION 4.01. Organization, Powers .....................................   28
         SECTION 4.02. Authorization of Borrowing, Enforceable Obligations ......   28
         SECTION 4.03. Financial Condition ......................................   29
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
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         SECTION 4.04. Taxes ....................................................   29
         SECTION 4.05. Title to Properties ......................................   29
         SECTION 4.06. Litigation ...............................................   30
         SECTION 4.07. Agreements ...............................................   30
         SECTION 4.08. Compliance with ERISA ....................................   30
         SECTION 4.09. Federal Reserve Regulations; Use of Proceeds .............   30
         SECTION 4.10. Approval .................................................   31
         SECTION 4.11. Subsidiaries and Direct Affiliates .......................   31
         SECTION 4.12. Hazardous Materials ......................................   31
         SECTION 4.13. Investment Company Act ...................................   31
         SECTION 4.14. No Default ...............................................   32
         SECTION 4.15. Material Contracts .......................................   32
         SECTION 4.16. Permits and Licenses .....................................   32
         SECTION 4.17. Compliance with Law ......................................   32
         SECTION 4.18. Disclosure ...............................................   32
         SECTION 4.19. Security Documents .......................................   32

ARTICLE V CONDITIONS OF LENDING .................................................   32
         SECTION 5.01. Conditions to Initial Extension of Credit ................   32
         SECTION 5.02. Conditions to All Extensions of Credit ...................   35

ARTICLE VI AFFIRMATIVE COVENANTS ................................................   36
         SECTION 6.01. Existence, Properties, Insurance .........................   36
         SECTION 6.02. Payment of Indebtedness and Taxes ........................   36
         SECTION 6.03. Financial Statements, Reports, etc .......................   37
         SECTION 6.04. Books and Records; Access to Premises ....................   38
         SECTION 6.05. Notice of Adverse Change .................................   38
         SECTION 6.06. Notice of Default ........................................   39
         SECTION 6.07. Notice of Litigation .....................................   39
         SECTION 6.08. Notice of Default in Other Agreements ....................   39
         SECTION 6.09. Notice of ERISA Event ....................................   39
         SECTION 6.10. Notice of Environmental Law Violations ...................   40
         SECTION 6.11. Notice Regarding Material Contracts ......................   40


                                     -iii-
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
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         SECTION 6.12. Compliance with Applicable Laws ..........................   40
         SECTION 6.13. Subsidiaries and Direct Affiliates .......................   40
         SECTION 6.14. Environmental Laws .......................................   40
         SECTION 6.15. Notice and Acknowledgment of Assignment ..................   41

ARTICLE VII NEGATIVE COVENANTS ..................................................   41
         SECTION 7.01. Liens ....................................................   41
         SECTION 7.02. Indebtedness .............................................   42
         SECTION 7.03. Guaranties ...............................................   43
         SECTION 7.04. Sale of Assets ...........................................   44
         SECTION 7.05. Sales of Receivables .....................................   44
         SECTION 7.06. Loans and Investments ....................................   44
         SECTION 7.07. Nature of Business .......................................   45
         SECTION 7.08. Sale and Leaseback .......................................   45
         SECTION 7.09. Federal Reserve Regulations ..............................   45
         SECTION 7.10. Accounting Policies and Procedures .......................   45
         SECTION 7.11. Hazardous Materials ......................................   45
         SECTION 7.12. Limitations on Fundamental Changes .......................   45
         SECTION 7.13. Financial Covenants ......................................   46
         SECTION 7.14. Subordinated Debt ........................................   48
         SECTION 7.15. Dividends ................................................   48
         SECTION 7.16. Transactions with Affiliates .............................   48

ARTICLE VIII EVENTS OF DEFAULT ..................................................   48
         SECTION 8.01. Events of Default ........................................   48

ARTICLE IX MISCELLANEOUS ........................................................   51
         SECTION 9.01. Notices ..................................................   51
         SECTION 9.02. Effectiveness; Survival ..................................   52
         SECTION 9.03. Expenses .................................................   52
         SECTION 9.04. Successors and Assigns; Participations ...................   52
         SECTION 9.05. No Waiver; Cumulative Remedies ...........................   53
         SECTION 9.06. APPLICABLE LAW ...........................................   53
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
         SECTION 9.07. SUBMISSION TO JURISDICTION ...............................   53
         SECTION 9.08. Severability .............................................   54
         SECTION 9.09. Right of Setoff ..........................................   54
         SECTION 9.10. Headings .................................................   54
         SECTION 9.11. Construction .............................................   55
         SECTION 9.12. Counterparts .............................................   55

SCHEDULES

Schedule I       -       Existing Liens
Schedule II      -       Pre-Existing Indebtedness
Schedule III     -       Existing Guarantees
Schedule IV      -       Material Contracts
Schedule V       -       Subsidiaries and other Direct Affiliates
Schedule VI      -       Existing Direct Affiliate Investments

EXHIBITS

Exhibit A        -       Form of Revolving Credit Note
Exhibit B        -       Form of Term Note A
Exhibit C        -       Form of Term Note B
Exhibit D-1      -       Form of Unlimited Corporate Guaranty
Exhibit D-2      -       Form of Limited Corporate Guaranty
Exhibit E        -       Form of Security Agreement
Exhibit F        -       Form of Pledge Agreement
Exhibit G        -       [RESERVED]
Exhibit H        -       Form of Opinion of Counsel
Exhibit I        -       Form of Monthly Sales, Headcount and Inventory Report
Exhibit J        -       Form of Notice and Acknowledgment of Assignment

      AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 10, 2002, by and between GLOBAL PAYMENT TECHNOLOGIES, INC., a Delaware corporation (the "Company") and JPMORGAN CHASE BANK, a New York banking corporation, (the "Lender").

                                    RECITALS

      WHEREAS; each of the parties hereto is a party to the Prior Credit Agreement (as hereinafter defined);

      WHEREAS; the parties hereto desire to amend in various respects and restate the Prior Credit Agreement;

      NOW THEREFORE the parties hereto agree to amend and restate the Prior Credit Agreement in its entirety as follows:

      The Company has requested the Lender to extend credit from time to time and the Lender is willing to extend such credit to the Company, subject to the terms and conditions hereinafter set forth.

      Accordingly, the parties hereto agree as follows:

                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

      SECTION 1.01. Definitions. As used herein, the following words and terms shall have the following meanings:

      "Adjusted Libor Loans" shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon Reserve Adjusted Libor.

      "Affiliate" shall mean with respect to a specified Person, another Person which, directly or indirectly, controls or is controlled by or is under common control with such specified Person. For the purpose of this definition, "control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

      "Aggregate Outstandings" shall mean, at a particular time, the aggregate outstanding principal amount of all Revolving Credit Loans at such time.

      "Agreement" shall mean this Amended and Restated Credit Agreement dated as of September 10, 2002, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time.

      "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate as in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

      "Alternate Base Rate Loans" shall mean Loans at such times as they are being made and/or maintained at a rate of interest based on the Alternate Base Rate.

      "Australia Joint Venture Agreement" shall mean collectively (i) the Back to Back Agreement Terms dated July 5, 2001 by and between the Company and Global Payment Technologies, Australia Pty. Ltd. and (ii) the Terms and Conditions Agreement executed on June 20, 2001 by Global Payment Technologies Australia Pty. Ltd. and on August 7, 2001 by Aristocrat Technologies Australia Pty. Ltd.

      "Borrowing Date" shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Company.

      "Business Day" shall mean (a) any day not a Saturday, Sunday or legal holiday, on which banks in New York City are open for business and (b) as it relates to any payment, determination, funding or notice to be made or given in connection with any Adjusted Libor Loan, any day specified in clause (a) on which trading is carried on by and between banks in Dollar deposits in the London interbank eurodollar market.

      "Capital Lease" shall mean any lease the obligations of which are required to be capitalized on the balance sheet of a Person in accordance with Generally Accepted Accounting Principles.

      "Change of Control" shall mean (a) the acquisition by any Person (other than Mr. Stephen Katz and/or an entity of which all of the outstanding capital stock is owned by Mr. Stephen Katz and/or Odyssey Financial Company if Mr. Stephen Katz has the power directly or indirectly through his nominees to vote the capital stock of a Person held by Odyssey Financial Company and to control the disposition of such capital stock), or two or more Persons (other than Mr. Stephen Katz or an entity of which all of the outstanding capital stock is owned by Mr. Stephen Katz and/or Odyssey Financial Company if Mr. Stephen Katz has the power directly or indirectly through his nominees to vote the capital stock of a Person held by Odyssey Financial Company and to control the disposition of such capital stock) acting in concert, of beneficial ownership of 25% or more of the outstanding shares of voting stock (as determined below) of the Company, or (b) at any time Continuing Directors do not constitute a majority of the Board of Directors of the Company. "Continuing Director" means at any date a member of the Company's Board of Directors (i) who is a member of such Board on the Closing Date or (ii) who was nominated or elected by at least two-thirds of the directors who were Continuing Directors at any time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least two-thirds of the directors who were Continuing Directors at the time of such election. Under this definition, if the present Board of Directors of the Company were to nominate, elect, recommend, endorse or otherwise approve a new director or directors and then resign, no Change of Control would occur even though the present Board of Directors would thereafter cease to be in office. A "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, as in effect on the Closing Date, except that, for purposes of clause (a), the number of shares of capital stock of the Company entitling the holders thereof to vote generally in elections of directors shall be deemed to include, in addition to all outstanding shares of capital stock of the Company entitling the holders thereof to vote generally in the election of directors and Unissued Shares deemed to be held by the Person with respect to which the Change of Control determination is being made, all Unissued Shares deemed to be held by all other Persons. As used herein, "Unissued Shares" shall mean shares of capital stock of the Company not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days following the date of determination of a Change of Control and that, upon issuance, shall entitle the holders thereof to vote generally in the election of directors.

      "Chief Financial Officer" shall mean the Chief Financial Officer of the Company.

      "Closing Date" shall mean September 10, 2002.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "Commitments" shall mean, collectively, the Revolving Credit Commitment and the Term Loan Commitments.

      "Company" shall have the meaning set forth in the preamble hereto.

      "Consequential Loss" shall mean, with respect to the Company's payment of all or any portion of a Fixed Rate Loan, except in accordance with the payment schedule set forth in the Term Notes, on a day other than the Term Loan A Maturity Date, with respect to Term Loan A, or the Term Loan B Maturity Date, with respect to Term Loan B, any loss, cost or expense incurred by the Lender as a result of the timing of such payment or in redepositing such principal amount, including the sum of (a) the interest which, but for such payment, the Lender would have earned in respect of such principal amount so paid until the Term Loan A Maturity Date, with respect to Term Loan A, or the Term Loan B Maturity Date, with respect to Term Loan B, reduced, if the Lender is able to redeposit such principal amount so paid for the balance of such period, by the interest earned by the Lender as a result of so redepositing such principal amount, plus (b) any expense or penalty incurred by the Lender on redepositing such principal amount.

      "Consolidated Current Liabilities" shall mean, on the date of determination, the aggregate amount of liabilities of the Company and the Guarantors, on a consolidated basis, which would be classified as current liabilities, computed in accordance with Generally Accepted Accounting Principles, applied on a consistent basis; provided, however, that the aggregate outstanding Revolving Credit Loans on the date of determination thereof shall be included as Consolidated Current Liabilities.

      "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income (or net loss), plus the sum, without duplication, of (a) Consolidated Interest Expense, (b) all income taxes to any government or governmental instrumentality expensed on the Company's and each Guarantor's books (whether paid or accrued), and (c) all cash dividends received by the Company and any Guarantor from any Unconsolidated Affiliate, minus the sum, without duplication, of (a) all extraordinary or unusual gains, and (b) equity in positive income of Unconsolidated Affiliates, in each case, determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated with respect to the Company and the Guarantors, on a consolidated basis, and shall be calculated (without duplication) as of the end of each calendar month for the twelve consecutive calendar months then ended commencing with the twelve month period ending September 30, 2003, provided, however, that (i) for the fiscal quarter ending March 31, 2003, all such categories shall be calculated with respect to the two fiscal quarters then ending, and (ii) for the fiscal quarter ending June 30, 2003, all such categories shall be calculated with respect to the three fiscal quarters then ending.

      "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income (or net loss), plus the sum, without duplication, of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses or charges, (c) all income taxes to any government or governmental instrumentality expensed on the Company's and each Guarantor's books (whether paid or accrued), and (d) all cash dividends received by the Company and any Guarantor from any Unconsolidated Affiliate, minus the sum, without duplication, of (a) all extraordinary or unusual gains and (b) equity in positive income of Unconsolidated Affiliates, in each case, determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated with respect to the Company and the Guarantors, on a consolidated basis, and shall be calculated (without duplication) as of the end of each calendar month for the twelve consecutive calendar months then ended commencing with the twelve month period ending September 30, 2003, provided, however, that
(i) for the fiscal quarter ending December 31, 2002, all such categories shall be calculated with respect to the one fiscal quarter then ending, (ii) for the fiscal quarter ending March 31, 2003, all such categories shall be calculated with respect to the two fiscal quarters then ending, and (iii) for the fiscal quarter ending June 30, 2003, all such categories shall be calculated with respect to the three fiscal quarters then ending.

      "Consolidated Funded Debt" shall mean, on the date of determination, all debt for borrowed money of the Company and Guarantors, on a consolidated basis, with an original maturity of one year or more, including the current portion thereof and including, without limitation, the outstanding principal amount of the Loans. Funded Debt shall be calculated as of the end of each calendar month commencing with the calendar month ending September 30, 2003, provided, however that Funded Debt shall be calculated to be equal to (i) twenty five percent (.25) of the actual Funded Debt as of December 31, 2002, with respect to the calendar months included in the fiscal quarter ending December 31, 2002, (ii) fifty percent (50%) of the actual Funded Debt as of March 31, 2003, with respect to the calendar months included in the fiscal quarter ending March 31, 2003, and
(iii) seventy-five percent (75%) of the actual Funded Debt as of June 30, 2003, with respect to the calendar months included in the fiscal quarter ending June 30, 2003.

      "Consolidated Interest Coverage Ratio" shall mean, on the date of determination, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense.

      "Consolidated Interest Expense" shall mean, for any period, the gross interest expense of the Company and the Guarantors, on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis and calculated as of the end of each calendar month for the twelve calendar months then ended commencing with the twelve month period ending September 30, 2003, provided, however that (i) for the fiscal quarter ending March 31, 2003, gross interest expense shall be calculated with respect to the two fiscal quarters then ending and (ii) for the fiscal quarter ending June 30, 2003, gross interest expense shall be calculated with respect to the three fiscal quarters then ending.

      "Consolidated Interim EBIT" shall mean, for any period, Consolidated Net Income (or net loss), plus the sum, without duplication, of (a) Consolidated Interim Interest Expense, (b) all income taxes to any government or governmental instrumentality expensed on the Company's and each Guarantor's books (whether paid or accrued), and (c) all cash dividends received by the Company and any Guarantor from any Unconsolidated Affiliate, minus the sum, without duplication, of (x) all extraordinary or unusual gains, and (y) equity in positive income of Unconsolidated Affiliates, in each case, determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated with respect to the Company and the Guarantors, on a consolidated basis, and shall be calculated (without duplication) as of the end of each applicable fiscal quarter solely for the fiscal quarter then ended.

      "Consolidated Interim Interest Expense" shall mean, for any period, the gross interest expense of the Company and the Guarantors, on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis and calculated as of the end of each applicable fiscal quarter solely for the fiscal quarter then ended.

      "Consolidated Net Income" shall mean, for any period, the net income (or net loss) of the Company and the Guarantors, on a consolidated basis, for such period determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

      "Consolidated Quick Assets" shall mean, on the date of determination, the aggregate amount of all cash, cash equivalents and Receivables arising from trade transactions in the ordinary course of business of the Company and the Guarantors, on a consolidated basis, in each case determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis, except that there shall be excluded from the calculation thereof any Receivable due from any Affiliate of the Company or any Guarantor if (a) more than sixty (60) days have elapsed from the invoice due date with respect to such Receivable or
(b) any such Receivables are due more than (i) one hundred fifty (150) days from the invoice date with respect to any Receivable owing from Global Payment Technologies Australia Pty. Ltd. or (ii) ninety (90) days from the invoice date with respect to any Receivable owing from any other Unconsolidated Affiliate.

      "Consolidated Tangible Net Worth" shall mean, as of the date of determination, (a) total assets of the Company and the Guarantors, on a consolidated basis, without giving effect to any write-up or increase in value of any asset due to the re-evaluation thereof, except that there shall be excluded therefrom (to the extent included therein) (i) all obligations due to the Company or any Guarantor from an Affiliate other than (I) Receivables due from any Affiliate of the Company or such Guarantor if (a) less than sixty (60) days have elapsed from the invoice due date with respect to such Receivable, and
(b) such Receivables are due less than (x) one hundred fifty (150) days from the invoice date with respect to Receivables owing from Global Payment Technologies Australia Pty. Ltd. or (y) ninety (90) days from the invoice date with respect to Receivables owing from the other Unconsolidated Affiliates, and (II) loans and investments permitted pursuant to Section 7.06(c) to the extent such loans and investments would be included in total assets in accordance with Generally Accepted Accounting Principles consistently applied, and (ii) all intangible assets including, without limitation, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and development costs, training costs and all unamortized debt discount and deferred charges, less (b) total liabilities of the Company and the Guarantors, on a consolidated basis, in each case, determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

      "Consolidated Total Unsubordinated Liabilities" shall mean, on the date of determination, all items which, in accordance with Generally Accepted Accounting Principles applied on a consistent basis, would properly be included on the liability side of the balance sheet (other than capital stock, capital surplus, treasury stock, retained earnings and Subordinated Indebtedness), of the Company and the Guarantors, on a consolidated basis, computed in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

      "Default" shall mean any condition or event which upon notice, lapse of time or both would constitute an Event of Default.

      "Direct Affiliates" shall mean, collectively, each direct and indirect Subsidiary of the Company and each other Person controlled by the Company or collectively by the Company and its direct or indirect Subsidiaries. For purposes of this definition "control" of a Person shall have the meaning set forth in the second sentence of the definition of "Affiliate".

      "Dollar" and the symbol "$" shall mean lawful money of the United States of America.

      "Domestic Subsidiary" shall mean any Subsidiary of the Company which is organized under the laws of any state or territory of the United States of America.

      "Eligible Investments" shall mean (a) direct obligations of the United States of America or any governmental agency thereof which are fully guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; or (b) dollar denominated certificates of time deposit maturing within one year issued by any bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; or (c) money market mutual funds having assets in excess of $2,500,000,000; or (d) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively; or (e) tax exempt securities of a U.S. issuer rated A or better by Standard and Poor's Ratings Group or Moody's Investors Service, Inc.

      "Environmental Law" shall mean any law, ordinance, rule, regulation, or policy having the force of law of any Governmental Authority relating to pollution or protection of the environment or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and the rules and regulations promulgated pursuant thereto.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Subsidiary of the Company would be deemed to be a member of the same "controlled group" within the meaning of
Section 414(b), (c), (m) or (o) of the Code.

      "Eurocurrency Reserve Requirement" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves, under any regulations of the Board of Governors of the Federal Reserve System or any other governmental authority having jurisdiction with respect thereto) as from time to time in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "eurocurrency liabilities" in Regulation D) maintained by the Lender. For purposes hereof each Adjusted Libor Loan shall be deemed to constitute a "eurocurrency liability" as defined in Regulation D, and subject to the reserve requirements of "Regulation D," without benefit of credit or proration, exemptions or offsets which might otherwise be available to the Lenders from time to time under Regulation D.

      "Event of Default" shall have the meaning set forth in Article VIII.

      "Executive Officer" shall mean any of the President, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or the Secretary of the Company, and their respective successors, if any, designated by the Company's board of directors.

      "Exercise Period" shall mean the period commencing the date hereof and ending on the sixth month anniversary of such date.

      "Existing Direct Affiliate" shall mean a Direct Affiliate of the Company existing on the Closing Date.

      "Existing Direct Affiliate Investments" shall mean guarantees, loans and capital contributions made by the Company from time to time to each Direct Affiliate set forth on Schedule VI hereto provided, subject to Sections 7.03(e) and 7.06(c), the sum of (a) the aggregate outstanding principal amount of all loans to such Direct Affiliate, (b) the aggregate outstanding capital contributions to such Direct Affiliate, and (c) the aggregate obligations of such Direct Affiliate guaranteed by the Company shall not exceed the amount set forth opposite the name of such Direct Affiliate on Schedule VI hereto.

      "Existing Indebtedness" shall mean the Revolving Credit Loan outstanding pursuant to the Prior Credit Agreement.

      "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal fund brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three Federal fund brokers of recognized standing selected by the Lender.

      "Fixed Rate" shall mean (a) 7.66%, with respect to Term Loan A, or (b) a rate of interest per annum quoted to the Company by the Lender in its discretion, at approximately 11:00 a.m., New York City time, on the requested date of conversion of Term Loan B to a Fixed Rate Loan in accordance with
Section 3.01(i). Such rates shall be the respective fixed rates applicable to the Fixed Rate Loans made by the Lender on the requested date for such Fixed Rate Loans in the specified amount and for the period commencing on the requested date and ending on the Term Loan A Maturity Date, with respect to Term Loan A, or, if applicable, the Term Loan B Maturity Date, with respect to Term Loan B. Notwithstanding any other provision of this Agreement, the rate so quoted by the Lender shall be determined in the sole discretion of the Lender by reference to such factors and considerations as the Lender shall deem relevant.

      "Fixed Rate Loan" shall mean a Term Loan at such time as it is made/or being maintained at the rate of interest based upon the Fixed Rate.

      "Foreign Account Debtors" shall mean and include the account debtor or obligor, with respect to any Receivable, which is not (i) a United States Person, or (ii) an obligor in the United States.

      "Foreign Subsidiary" shall mean any Subsidiary of the Company other than a Domestic Subsidiary.

      "Generally Accepted Accounting Principles" shall mean those generally accepted accounting principles in the United States of America, as in effect from time to time.

      "Governmental Authority" shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

      "Guarantor" shall mean Abacus Financial Management Systems Ltd., USA, and each Person who, from time to time, is required to execute a Guaranty in accordance with Section 6.13; provided such Person's status as a Guarantor shall be effective as of the date of such execution.

      "Guaranty" shall mean, collectively, the Unlimited Corporate Guaranty and the Limited Corporate Guaranty.

      "Hazardous Materials" shall mean any explosives, radioactive materials, or other materials, wastes, substances, or chemicals regulated as toxic hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

      "Hedging Agreement" shall mean any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Company or any of its Subsidiaries and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

      "Indebtedness" shall mean, without duplication, as to any Person or Persons (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, term notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated in accordance with accepted practice; (i) all obligations of such Person in respect of bankers' acceptance; and (j) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit.

      "Interest Payment Date" shall mean (a) as to any Alternate Base Rate Loan and any Fixed Rate Loan, the last day of each calendar month during the term hereof; (b) as to any Adjusted Libor Loan, with respect to which the Company has selected an Interest Period of one, two or three months, the last day of the Interest Period for such Adjusted Libor Loan; (c) as to any Adjusted Libor Loan, with respect to which the Company has selected an Interest Period of six, nine or twelve months, the date which is three months from the first date of such Interest Period and the last day of each three month period thereafter and the last day of such Interest Period; and (d) as to any Loan, the date such Loan is paid in full or in part.

      "Interest Period" shall mean with respect to any Adjusted Libor Loan:

            (a) initially, the period commencing on the date such Adjusted Libor Loan is made and ending one, two, three, six, nine or twelve months thereafter, as selected by the Company in its notice of borrowing or in its notice of conversion from an Alternate Base Rate Loan provided, in each case, in accordance with the terms of Articles II and III hereof; and

            (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Adjusted Libor Loan and ending one, two, three, six, nine or twelve months thereafter, as selected by the Company by irrevocable written notice to the Lender not later than 11:00 a.m. New York, New York time three Business Days prior to the last day of the then current Interest Period with respect to such Adjusted Libor Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) if the Company shall fail to give notice as provided in clause (b) above, the Company shall be deemed to have requested conversion of the affected

            Adjusted Libor Loan to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto;

                  (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                  (iv) no more than four (4) Interest Periods may exist at any one time; and

                  (v) the Company shall select Interest Periods so as not to require a payment or prepayment of any Adjusted Libor Loan during an Interest Period for such Adjusted Libor Loan.

      "Interest Rate Margin" shall mean (a) with respect to each Adjusted Libor Loan, the percentage set forth below under the heading "Libor Margin" opposite the applicable ratio, (b) with respect to each Alternate Base Rate Loan, the percentage set forth below under the heading "ABR Margin" opposite the applicable ratio, and (c) with respect to Term Loan A, the percentage set forth below under the heading "Fixed Rate Margin" opposite the applicable ratio.

Consolidated Funded Debt     Libor Margin     ABR Margin       Fixed Rate Margin
to Consolidated EBITDA       (360 day basis)  (360 day basis)  (360 day basis)
----------------------       ---------------  ---------------  ---------------

Less than 1.50:1.00          1.50%             0.0%             0.0%

Greater than or equal to     1.75%             0.0%             0.0%
1.50:1.00 but less than
1.75:1.00

Greater than or equal to     2.25%            0.25%            0.50%
1.75:1.00 but less than
2.50:1.00

Greater than or equal to     2.75%            0.75%            1.00%
2.50:1.00 but less than
3.00:1.00

Greater than or equal to     3.00%            1.00%            1.25%
3.00:1.00 but less than
3.50:1.00

Greater than or equal to     3.50%            1.50%            1.75%
3.50:1.00

      Notwithstanding the foregoing, during the period commencing the Closing Date and ending on the fifth Business Day following the date of delivery of the financial statements to the Lender for the fiscal quarter ending June 30, 2003,
(a) the Interest Rate Margin with respect to each Adjusted Libor Loan shall be 3.50% per annum, (b) the Interest Rate Margin with respect to each Alternate Base Rate Loan shall be 1.50% per annum and (c) the Interest Rate Margin with respect to Term Loan A shall be 1.75%. The Interest Rate Margin will be set or reset quarterly with respect to each Loan on the date which is five Business Days following the date of receipt by the Lender of the financial statements referred to in Section 6.03(a) or Section 6.03(b), as applicable, together with a certificate of the Chief Financial Officer of the Company certifying the ratio of Consolidated Funded Debt to Consolidated EBITDA and setting forth the calculation thereof in detail; provided, however, if any such financial statement and certificate are not received by the Lender within the time period required pursuant to Section 6.03(a) or Section 6.03(b), as the case may be, the Interest Rate Margin will be set or reset, unless the rate of interest specified in Section 3.01(d) is in effect, based on a ratio of Consolidated Funded Debt to Consolidated EBITDA of greater than or equal to 3.50:1.00 from the date such financial statement and certificate were due until the date which is five Business Days following the receipt by the Lender of such financial statements and certificate, and provided, further, that the Lender shall not in any way be deemed to have waived any Default or Event of Default, including, without limitation, an Event of Default resulting from the failure of the Company to comply with Section 7.13 of this Agreement, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso. During the occurrence and continuance of an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Interest Rate Margin.

      "Lender" shall have the meaning set forth in the preamble hereto.

      "Lien" shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

      "Limited Corporate Guaranty" shall mean the Amended and Restated Limited Corporate Guaranty in the form attached hereto as D-2 to be executed and delivered by each Domestic Subsidiary which is not directly or indirectly wholly-owned by the Company on the Closing Date and thereafter by each such Domestic Subsidiary of the Company pursuant to Section 6.13, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

      "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Guaranty, the Security Documents, each Hedging Agreement between the Company and the Lender, the Notice of Acknowledgment and Assignment, and each other agreement executed in connection with the transactions contemplated hereby or thereby, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

      "Loans" shall mean, collectively, the Revolving Credit Loans and the Term Loans.

      "Material Adverse Effect" shall mean a material adverse effect upon (a) the business, operations, property, prospects or condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company or any Guarantor to perform in any material respect any material obligations under any Loan Document to which it is a party.

      "Material Contract" shall mean each (a) joint venture agreement and each exclusive and preferred supplier agreement entered into by the Company or any of its Subsidiaries and (b) contract, instrument or agreement (i) to which the Company or any Subsidiary is a party which is material to the business, operations or condition (financial or otherwise), prospects, or properties of the Company or the Company and its Subsidiaries taken as a whole, or (ii) which requires the payment during the term thereof in excess of $250,000.

      "New Direct Affiliate" shall mean a Direct Affiliate formed, acquired or established after the Closing Date.

      "Notes" shall mean, collectively, the Revolving Credit Note and the Term Notes.

      "Notice of Acknowledgment and Assignment" shall mean the Notice of Acknowledgment and Assignment in the form attached hereto as Exhibit J hereto.

      "Obligations" shall mean all obligations, liabilities and indebtedness of the Company to the Lender, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, including, without limitation, all obligations, liabilities and indebtedness, (a) arising under or relating to this Agreement, the Notes or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Loans, and the obligations arising under Hedging Agreements with the Lender and all fees, costs, expenses and indemnity obligations of the Company hereunder and under any other Loan Document and (b) arising under foreign currency exchange agreements with the Lender .

      "Payment Office" shall mean the Lender's office located at 395 North Service Road, Melville, New York 11747 or such other office as the Lender may designate from time to time.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

      "Permitted Liens" shall mean the Liens specified in clauses (a) through
(i) of Section 7.01.

      "Person" shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

      "Plan" shall mean any multi-employer or single-employer plan defined in
Section 4001 of ERISA, which covers, or at any time during the five calendar years preceding the date of this Agreement covered, employees of the Company or an ERISA Affiliate on account of such employees' employment by the Company or an ERISA Affiliate.

      "Pledge Agreement" shall mean collectively, (a) the Pledge Agreement dated July 13, 1999 executed by the Company and the Lender, as amended and affirmed pursuant to a reaffirmation of pledge agreement to be executed on the Closing Date pursuant to Section 5.01(d) and (b) the Pledge Agreement, substantially in the form of Exhibit F attached hereto, to be executed and delivered by the Company and/or its Domestic Subsidiaries pursuant to Section 6.13 with respect to the outstanding capital stock of each Foreign Subsidiary created or acquired after the Closing Date, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

      "Prime Rate" shall mean the rate per annum announced by the Lender from time to time as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective on the date such change is announced to become effective.

      "Prior Closing Date" shall mean July 15, 1999.

      "Prior Credit Agreement" shall mean the Credit Agreement dated as of July 15, 1999, as amended, restated, supplemented or otherwise modified prior to the date hereof.

      "Receivables" shall mean any and all rights of the Company and any Guarantor to payment for goods sold or leased or for services rendered, including accounts, contract rights, general intangibles and any such right evidenced by chattel paper, instruments or documents.

      "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

      "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.

      "Reserve Adjusted Libor" shall mean with respect to the Interest Period pertaining to an Adjusted Libor Loan, the rate per annum equal to the product (rounded upwards to the next higher 1/16 of one percent) of (a) the annual rate of the interest at which Dollar deposits of an amount comparable to the amount of such Loan and for a period equal to the Interest Period applicable thereto are offered to the Lender in immediately available funds in the London interbank market for eurodollars at approximately 11:00 A.M. (London time) on the second Business Day prior to the commencement of such Interest Period, multiplied by
(b) the Eurocurrency Reserve Requirement.

      "Revolving Credit Commitment" shall mean the Lender's obligation to make Revolving Credit Loans to the Company in an aggregate amount not to exceed $3,500,000, as such amount may be adjusted in accordance with the terms of this Agreement.

      "Revolving Credit Commitment Period" shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitment to extend Revolving Credit Loans shall terminate as provided herein.

      "Revolving Credit Commitment Termination Date" shall mean the third anniversary of the Closing Date.

      "Revolving Credit Loans" shall have the meaning set forth in Section 2.01(a).

      "Revolving Credit Note" shall have the meaning set forth in Section 2.02.

      "Security Agreement" shall mean the Security Agreement in the form attached as Exhibit E to be executed and delivered on the Closing Date by Company and each Guarantor, as each of the same may be amended, restated, supplemented or otherwise modified, from time to time.

      "Security Documents" shall mean the Security Agreement, the Pledge Agreement, the Collateral Assignment and each other collateral security document delivered to the Lender hereunder.

      "Solvent" shall mean with respect to any Person as of the date of determination thereof that (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.

      "Subordinated Indebtedness" shall mean all debt which is subordinated in right of payment to the prior final and indefeasible payment in full of the obligations of the Company to the Lender hereunder and under any other Loan Document on terms satisfactory to and approved in writing by the Lender.

      "Subsidiaries" shall mean with respect to any Person any corporation, association or other business entity more than 50% of the voting stock or other ownership interests (including, without limitation, membership interests in a limited liability company) of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.

      "Taxes" shall have the meaning set forth in Section 3.09.

      "Term Loan A" shall have the meaning set forth in Section 2.03.

      "Term Loan A Commitment" shall mean the Lender's obligation to make Term Loan A on the Prior Closing Date to the Company in an amount equal to $4,000,000, of which $1,466,654 remains outstanding as of the Closing Date.

      "Term Loan A Maturity Date" shall mean June 30, 2004.

      "Term Loan B" shall have the meaning set forth in Section 2.05.

      "Term Loan B Commitment" shall mean the Lender's obligation to make Term Loan B on the Closing Date to the Company in an amount equal to $2,033,000.

      "Term Loan B Maturity Date" shall mean August 31, 2007.

      "Term Loan Commitments" shall mean, collectively, the Term Loan A Commitment and the Term Loan B Commitment.

      "Term Loans" shall mean Term Loan A and Term Loan B.

      "Term Note A" shall have the meaning set forth in Section 2.04.

      "Term Note B" shall have the meaning set forth in Section 2.06.

      "Term Notes" shall mean Term Note A and Term Note B.

      "Total Commitment" shall mean, at any time, the aggregate of the Commitments in effect at such time which, initially, shall be $6,999,654.

      "Type" shall mean as to any Loan its status as an Alternate Base Rate Loan, an Adjusted Libor Loan or a Fixed Rate Loan.

      "Unconsolidated Affiliates" shall mean those Affiliates of the Company and the Guarantors which are accounted for on the consolidated financial statements of the Company in accordance with the equity method of accounting applied on a consistent basis.

      "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

      "Unlimited Corporate Guaranty" shall mean the Unlimited Corporate Guaranty in the form attached hereto as Exhibit D-1 to be executed and delivered by each direct and indirect wholly-owned Domestic Subsidiary of the Company on the Closing Date and thereafter by each such Domestic Subsidiary pursuant to Section 6.13, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

      "Unused Fee Rate" shall mean the percentage set forth below opposite the applicable ratio.

      Consolidated Funded Debt
      to Consolidated EBITDA                    Unused Fee Rate (360 day basis)
      ----------------------                    -------------------------------

      Less than 1.50:1.00                        0.25%

      Greater than or equal to 1.50:1.00 but     0.25%
      less than 1.75:1.00

      Greater than or equal to 1.75:1.00 but    0.375%
      less than 2.50:1.00

      Greater than or equal to 2.50:1.00 but     0.50%
      less than 3.00:1.00

      Greater than or equal to 3.00:1.00 but    0.625%
      less than 3.50:1.00

      Greater than or equal to 3.50:1.00        0.625%

      Notwithstanding the foregoing, during the period commencing the Closing Date and ending on the fifth Business Day following the date of the delivery of the financial statements for the fiscal quarter ending June 30, 2003, the Unused Fee Rate shall be .625%. The Unused Fee Rate will be set or reset quarterly on the date which is five Business Days following the date of receipt by the Lender of the financial statements referred to in Section 6.03(a) or Section 6.03(b), as applicable, together with a certificate of the Chief Financial Officer of the Company certifying the ratio of Consolidated Funded Debt to Consolidated EBITDA and setting forth the calculation thereof in detail; provided, however, if any such financial statement and certificate are not received by the Lender within the time period required pursuant to Section 6.03(a) or Section 6.03(b), as the case may be, the Unused Fee Rate will be set or reset, based on a ratio of Consolidated Funded Debt to Consolidated EBITDA of greater than or equal to 3.50:1.00 from the date such financial statement and certificate were due until the date which is five Business Days following the receipt by the Lender of such financial statements and certificate, and provided, further, that the Lender shall not in any way be deemed to have waived any Default or Event of Default, including without limitation, an Event of Default resulting from the failure of the Company to comply with Section 7.13 of this Agreement, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso. During the occurrence and continuance of an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Unused Fee Rate.

      SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles. The term "including" shall not be limited or exclusive, unless specifically indicated to the contrary. The word "will" shall be construed to have the same meaning in effect as the word "shall". The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement.

                                   ARTICLE II
                                      LOANS

      SECTION 2.01. Revolving Credit Loans. (a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, the Lender agrees to make loans (individually a "Revolving Credit Loan" and, collectively, the "Revolving Credit Loans") to the Company from time to time during the Revolving Credit Commitment Period up to but not exceeding at any one time outstanding the amount of its Revolving Credit Commitment; provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, the Aggregate Outstandings would exceed the Revolving Credit Commitment in effect at such time. During the Revolving Credit Commitment Period, the Company may from time to time borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein. The Revolving Credit Loans may be (i) Adjusted Libor Loans,
(ii) Alternate Base Rate Loans or (iii) a combination thereof.

            (b) The Company shall give the Lender irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m., New York, New York time, three Business Days prior to the date of each proposed Adjusted Libor Loan under this Section 2.01 or prior to 11:00 a.m. New York, New York time on the date of each proposed Alternate Base Rate Loan under this
Section 2.01. Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the proposed use of the loan proceeds,
(iii) the initial Interest Period if an Adjusted Libor Loan, and (iv) the proposed Borrowing Date. Except for borrowings which utilize the full remaining amount of the Revolving Credit Commitment, each borrowing of an Alternate Base Rate Loan shall be in an amount not less than $100,000 or, if greater, whole multiples of $100,000 in excess thereof. Each borrowing of an Adjusted Libor Loan shall be an amount not less than $500,000 or whole multiples of $100,000 in excess thereof. Funding of all Loans shall be made in accordance with Section
3.11 of this Agreement.

            (c) The Company shall have the right, upon not less than three Business Days' prior written notice to the Lender to terminate the Revolving Credit Commitment or from time to time to permanently reduce the amount of the Revolving Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Aggregate Outstandings would exceed the Revolving Credit Commitment as then reduced; provided, further, that any such termination or reduction requiring prepayment of any Adjusted

Libor Loan shall be made only on the last day of the Interest Period with respect thereto or on the date of payment in full of all amounts owing pursuant to Section 3.08 as a result of such termination or reduction. Any such reduction shall be in the amount of $500,000 or whole multiples of $100,000 in excess thereof, and shall reduce permanently the amount of the Revolving Credit Commitment then in effect.

            (d) The agreement of the Lender to make Revolving Credit Loans pursuant to this Section 2.01 shall automatically terminate on the Revolving Credit Commitment Termination Date. Upon such termination, the Company shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.

      SECTION 2.02. Revolving Credit Note. The Revolving Credit Loans made by the Lender shall be evidenced by a promissory note of the Company (the "Revolving Credit Note"), substantially in the form attached hereto as Exhibit A, appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of the Lender in a principal amount equal to the Revolving Credit Commitment of the Lender. The Revolving Credit Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date, and (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01. The Lender is authorized to record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan in the Lender's records or on the grid schedule annexed to the Revolving Credit Note; provided, however, that the failure of the Lender to set forth each such Revolving Credit Loan, payment and other information shall not in any manner affect the obligation of the Company to repay each Revolving Credit Loan made by the Lender in accordance with the terms of its Revolving Credit Note and this Agreement. The Revolving Credit Note, the grid schedule and the books and records of the Lender shall constitute presumptive evidence of the information so recorded absent manifest error.

      SECTION 2.03. Term Loan A. On the Prior Closing Date, the Lender made a term loan ("Term Loan A") to the Company in an amount equal to the Term Loan A Commitment, the outstanding principal amount of which is $1,466,654 as of the Closing Date. Term Loan A shall be a Fixed Rate Loan. The Term Loan A Commitment terminated upon funding of the Term Loan A on the Prior Closing Date.

      SECTION 2.04. Term Note A. Term Loan A made by the Lender shall be evidenced by an amended and restated promissory note of the Company, substantially in the form of Exhibit B, with appropriate insertions ("Term Note A") payable to the order of the Lender and representing the obligation of the Company to pay the unpaid principal amount of Term Loan A to the Lender with interest thereon as prescribed in Section 3.01. The Lender is authorized to record the Type and the date and amount of each payment or prepayment of principal thereof in the Lender's records or on the grid schedule annexed to Term Note A; provided, however, that the failure of the Lender to set forth each payment and other information shall not in any manner affect the obligation of the Company to repay Term Loan A in accordance with the terms of the Term Note A and this Agreement. Term Note A, the grid schedule and the books and records of the Lender shall constitute presumptive evidence of the information so recorded absent manifest error. Term Note A shall (a) be dated the Closing Date, (b) be stated to mature on the Term Loan A Maturity Date and (c) be payable as to principal in 22 consecutive monthly installments of $66,667 commencing September 30, 2002, provided that the final installment on the Term Loan A Maturity Date shall be in an amount equal to the remaining principal amount outstanding on the Term Loan A Maturity Date. Repayments and prepayments of Term Loan A may not be reborrowed. Term Note A shall bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in,
Section 3.01.

      SECTION 2.05. Term Loan B. Subject to the terms and conditions hereof, the Lender agrees to make a term loan ("Term Loan B") to the Company on the Closing Date in an amount not to exceed the Term Loan B Commitment. The Company shall give the Lender irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time on the Closing Date specifying the amount to be borrowed, which amount shall equal the Term Loan B Commitment. Term Loan B may, at the election of the Company, consist of (i) Adjusted Libor Loans, (ii) Alternate Base Rate Loans, (iii) a combination of Adjusted Libor Loans and Alternate Base Rate Loan or (iv) subject to Section 3.01(i), a Fixed Rate Loan. Any portion of Term Loan B consisting of an Adjusted Libor Loan shall be in the minimum principal amount of $500,000 or whole multiples of $100,000 in excess thereof. The Term Loan B Commitment shall terminate upon funding of Term Loan B on the Closing Date.

      SECTION 2.06. Term Note B. Term Loan B made by the Lender shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit C, with appropriate insertions ("Term Note B") payable to the order of the Lender and representing the obligation of the Company to pay the unpaid principal amount of Term Loan B of the Lender with interest thereon as prescribed in Section 3.01. The Lender is authorized to record the Type and the date and amount of each payment or prepayment of principal thereof in the Lender's records or on the grid schedule annexed to Term Note B; provided, however, that the failure of the Lender to set forth each payment and other information shall not in any manner affect the obligation of the Company to repay Term Loan B in accordance with the terms of Term Note B and this Agreement. Term Note B, the grid schedule and the books and records of the Lender shall constitute presumptive evidence of the information so recorded absent manifest error. Term Note B shall (a) be dated the Closing Date, (b) be stated to mature on the Term Loan B Maturity Date and (c) be payable as to principal in sixty consecutive monthly installments of $33,883 commencing September 30, 2002, provided that the final installment on the Term Loan B Maturity Date shall be in an amount equal to the remaining principal amount outstanding on the Term Loan B Maturity Date. Repayments and prepayments of Term Loan B may not be reborrowed. Term Note B shall bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Section 3.01.

                                  ARTICLE III
                PROVISIONS RELATING TO ALL EXTENSIONS OF CREDIT;
                                FEES AND PAYMENTS

SECTION 3.01. Interest Rate; Continuation and Conversion of Loans.

            (a) Each Alternate Base Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the applicable Interest Rate Margin.

            (b) Each Adjusted Libor Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Reserve Adjusted Libor determined for each Interest Period thereof in accordance with the terms hereof plus the applicable Interest Rate Margin.

            (c) Each Fixed Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fixed rate per annum equal to (i) the applicable Fixed Rate plus the Applicable Fixed Rate Margin, with respect to Term Loan A and (ii) the applicable Fixed Rate, with respect to Term Loan B.

            (d) Upon the occurrence and during the continuance of an Event of Default the outstanding principal amount of the Loans (excluding any defaulted payment of principal accruing interest in accordance with clause (e) below), shall, at the option of the Lender, bear interest payable on demand at a rate of interest 2% per annum in excess of the interest rate otherwise then in effect.

            (e) If the Company shall default in the payment of the principal of or interest on any portion of any Loan or any other amount becoming due hereunder, whether interest, fees, expenses or otherwise, the Company shall pay interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of 2% per annum in excess of the rate otherwise in effect or, if no rate is in effect, 2% per annum in excess of the Alternate Base Rate.

            (f) The Company may elect from time to time to convert outstanding Loans from Adjusted Libor Loans to Alternate Base Rate Loans by giving the Lender at least three Business Day's prior irrevocable written notice of such election, provided that any such conversion of Adjusted Libor Loans shall only be made on the last day of an Interest Period with respect thereto or upon the date of payment in full of any amounts owing pursuant to Section 3.08 as a result of such conversion. The Company may elect from time to time to convert outstanding Loans from Alternate Base Rate Loans to Adjusted Libor Loans by giving the Lender irrevocable written notice of such election not later than 11:00 a.m. New York, New York time, three Business Days prior to the date of the proposed conversion. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that each conversion shall be in the principal amount of $500,000 or whole multiples of $100,000 in excess thereof, and further provided that no Event of Default shall have occurred and be continuing. Any conversion to or from Adjusted Libor Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of each Adjusted Libor Loan having the same Interest Period shall not be less than $500,000.

            (g) Any Adjusted Libor Loan in a minimum principal amount of $500,000 may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in the definition of Interest Period; provided, that no Adjusted Libor Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the Interest Period in effect when the Lender is notified, or otherwise has actual knowledge, of such Event of Default.

            (h) If the Company shall fail to select the duration of any Interest Period for any Adjusted Libor Loan in accordance with the definition of "Interest Period" set forth in Section 1.01, the Company shall be deemed to have selected an Interest Period of one month.

            (i) The Company may elect, at any time during the Exercise Period, to have the full outstanding principal amount of Term Loan B be a Fixed Rate Loan, subject to availability thereof as set forth in the definition thereof, by giving the Lender prior irrevocable written notice of such election not later than 11:00 a.m., New York, New York time on the date of the proposed conversion; provided, however, (i) no conversion may be requested or funded if a Default or an Event of Default shall have occurred and be continuing and (ii) no Adjusted Libor Loan may be converted to a Fixed Rate Loan unless the date of the conversion is the last day of the Interest Period applicable to such Adjusted Libor Loan.

            (j) No Loan may be converted to or continued as an Adjusted Libor Loan with an Interest Period that extends beyond (i) the Revolving Credit Commitment Termination Date, with respect to Revolving Credit Loans, or (ii) the Term Loan B Maturity Date with respect to Term Loan B, if applicable. No Fixed Rate Loan can be converted at the request of the Company to a Term Loan of another Type.

            (k) Anything in this Agreement or in any Note to the contrary notwithstanding, the obligation of the Company to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to the Lender to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to the Lender limiting the rates of interest that may be charged or collected by the Lender. In each such event payments of interest required to be paid to the Lender shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by the Lender. If the provisions of this Agreement or any Note would at any time otherwise require payment by the Company to the Lender of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to the Lender shall be reduced to the extent necessary so that the Lender shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Lender shall receive interest payments hereunder or under any Note in an amount less than the amount otherwise provided herein or in any Note, such deficit (hereinafter called the "Interest Deficit") will accumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to the Lender hereunder and under such Note for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Lender to receive interest in excess of the maximum amount then permitted by applicable law. The amount of the Interest Deficit relating to any Note at the time of complete payment of such Note and termination of the Commitments shall be cancelled and not paid.

            (l) Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis year of 360 days and shall be payable for the actual days elapsed. Any rate of interest on the Loans or other Obligations which is computed on the basis of the Alternate Base Rate shall change when and as the Alternate Base Rate changes in accordance with the definition thereof. Each determination by the Lender of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.

      SECTION 3.02. Use of Proceeds. Term Loan A was funded pursuant to the Prior Credit Agreement for the purposes stated therein. Term Loan B shall be used solely to pay, in part, the Existing Indebtedness on the Closing Date. The proceeds of the Revolving Credit Loans shall be used solely (i) to pay the remaining portion of the Existing Indebtedness, after giving effect to the funding of Term Loan B on the Closing Date, (ii) for working capital purposes of the Company, and (iii) to fund loans and investments in Affiliates permitted pursuant to Section 7.06(b) and 7.06(c).

      SECTION 3.03. Prepayments.

            (a) The Company shall have the right at any time and from time to time to prepay any Alternate Base Rate Loan in whole or in part, without premium or penalty, upon the written notice to the Lender (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time on the Business Day of the proposed date of prepayment. The Company shall also have the right at any time and from time to time to prepay any Fixed Rate Loan or Adjusted Libor Loan, in whole or in part, without premium or penalty, (except as provided in Section 3.08 hereof) upon written notice to the Lender (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time, three Business Days before the date of prepayment. Each notice shall be irrevocable and shall specify the Loan to be prepaid, the date and amount of prepayment and whether such prepayment is of Adjusted Libor Loans, Fixed Rate Loans or Alternate Base Rate Loans or a combination thereof, and if a combination thereof, the amount of prepayment allocable to each. If such notice is given, the Company shall make such prepayment, and the amount specified in such notice shall be due and payable, on the date specified therein. Each partial prepayment pursuant to this Section 3.03 shall be in a principal amount of $500,000 or whole multiples of $100,000 in excess thereof with respect to any Fixed Rate Loan or Adjusted Libor Loan, and in a principal amount of $100,000 or whole multiples of $100,000 in excess thereof with respect to any Alternate Base Rate Loan.

            (b) Each prepayment of principal of a Loan pursuant to this Section
3.03 shall be accompanied by accrued interest to the date prepaid on the amount prepaid. All partial prepayments of any Term Loan, shall be applied to the remaining installments of principal thereof in inverse order of maturity. Prepayments of any Term Loan may not be reborrowed. Unless otherwise directed by the Company pursuant to Section 3.03(a), partial prepayments of any Loan (other than prepayments of any Term Loan accruing interest at the Fixed Rate) shall be applied first to outstanding Alternate Base Rate Loans and then to Adjusted Libor Loans having the shortest remaining Interest Periods.

      SECTION 3.04. Fees.

            (a) The Company agrees to pay to the Lender a commitment fee on the average daily unused portion of the Revolving Credit Commitment from the date of this Agreement until the Revolving Credit Commitment Termination Date at a rate per annum equal to the Unused Fee Rate, based on a year of 360 days, payable quarterly in arrears on the first day of July, October, January and April of each year commencing October 1, 2002, on the Revolving Credit Commitment Termination Date, and on each date the Revolving Credit Commitment is permanently reduced in whole or in part.

            (b) The Company agrees to pay to the Lender a non-refundable structuring fee of $42,500, $21,250 of which the Lender acknowledges it received prior to the date hereof, and $21,250 of which shall be paid in full on the Closing Date.

      SECTION 3.05. Inability to Determine Interest Rate. In the event that the Lender shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Reserve Adjusted Libor applicable pursuant to Section 3.01(b) for any requested Interest Period with respect to (a) the making of an Adjusted Libor Loan, (b) an Adjusted Libor Loan that will result from the requested conversion of an Alternate Base Rate Loan into an Adjusted Libor Loan, or (c) the continuation of an Adjusted Libor Loan beyond the expiration of the then current Interest Period with respect thereto, the Lender shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Company of such determination. Until the Lender notifies the Company that the circumstances giving rise to the suspension described herein no longer exist, the Company shall not have the right to request or continue an Adjusted Libor Loan or to convert an Alternate Base Rate Loan to an Adjusted Libor Loan.

      SECTION 3.06. Illegality. Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain a Fixed Rate Loan or Adjusted Libor Loans as contemplated by this Agreement, the Lender shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, and (a) the commitment of the Lender to make and to allow conversion to or continuations of Adjusted Libor Loans or conversion to a Fixed Rate Loan shall forthwith be cancelled for the duration of such illegality and (b) the Loans then outstanding as Adjusted Libor Loans or a Fixed Rate Loan, as applicable, if any, shall be converted automatically to Alternate Base Rate Loans on the next succeeding last day of each Interest Period applicable to any Adjusted Libor Loan or, with respect to any Adjusted Libor Loan or Fixed Rate Loan, within such earlier period as may be required by law. The Company shall pay to the Lender, upon demand, any additional amounts required to be paid pursuant to Section 3.08 hereof.

      SECTION 3.07. Increased Costs. (a) In the event that any introduction of or change in any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other governmental authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:

            (i) shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, or any Loan, or change the basis of taxation of payments to the Lender of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of the Lender or lending office of the Lender and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which the Lender's lending office is located, or by any jurisdiction in which the Lender is organized, has its principal office or is managed and controlled); or

            (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender; or

            (iii) shall impose on the Lender any other condition, or change therein;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which the Lender deems material, then, in any such case, the Company shall pay the Lender, upon demand, such additional amount or amounts as the Lender shall have determined will compensate the Lender for such increased costs or reduction.

            (b) If the Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any lending office of the Lender) or the Lender's holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Company shall pay to the Lender, the additional amount or amounts as the Lender shall have determined will compensate the Lender or the Lender's holding company for such reduction. The Lender's determination of such amounts shall be conclusive and binding on the Company absent manifest error.

            (c) A certificate of the Lender setting forth the amount or amounts payable pursuant to Sections 3.07(a) and 3.07(b) above shall be conclusive absent manifest error. The Company shall pay the Lender the amount shown as due on any such certificate within five days after receipt thereof.

            (d) In the event the Lender shall be entitled to compensation pursuant to Section 3.07(a) or Section 3.07(b), it shall promptly notify the Company of the event by reason of which it has become so entitled; provided, however, no failure on the part of the Lender to demand compensation under clause (a) or clause (b) above on one occasion shall constitute a waiver of its right to demand compensation on any other occasion.

      SECTION 3.08. Indemnity. The Company agrees to indemnify the Lender and to hold the Lender harmless from any loss, cost or expense which the Lender may sustain or incur, including, without limitation, interest or fees payable by the Lender to lenders of funds obtained by it in order to make or maintain Adjusted Libor Loans hereunder, as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Adjusted Libor Loan, (b) default by the Company to accept or make a borrowing of an Adjusted Libor Loan or a conversion into or continuation of an Adjusted Libor Loan after the Company has requested such borrowing, conversion or continuation, (c) default by the Company in making any prepayment of any Adjusted Libor Loan after the Company gives a notice in accordance with Section 3.03 of this Agreement and/or (d) the making of any payment or prepayment (whether mandatory or optional) of an Adjusted Libor Loan or the making of any conversion of an Adjusted Libor Loan to an Alternate Base Rate Loan on a day which is not the last day of the applicable Interest Period with respect thereto. The Company further agrees to indemnify the Lender and to hold the Lender harmless from any Consequential Loss and any other loss, cost or expense, including, without limitation, interest or fees payable by the Lender to lenders of funds obtained by it in order to make or maintain Fixed Rate Loan hereunder, which the Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Fixed Rate Loan, (b) default by the Company to accept or make a borrowing of a Fixed Rate Loan or a conversion into a Fixed Rate Loan after the Company has requested such borrowing or conversion, (c) default by the Company in making any prepayment of any Fixed Rate Loan after the Company gives notice in accordance with Section 3.03 of this Agreement and/or (d) the making of any payment or prepayment (whether mandatory or optional), except in accordance with the payment schedule set forth in the Term Notes, of any Fixed Rate Loan on a day other than the Term Loan A Maturity Date, with respect to Term Loan A or the Term Loan B Maturity Date, with respect to Term Loan B. A certificate of the Lender setting forth such amounts shall be conclusive absent manifest error. The Company shall pay the Lender the amount shown as due on any certificate within five days after receipt thereof.

      SECTION 3.09. Taxes. All payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes imposed on the Lender by (i) the United States of America or any political subdivision or taxing authority thereof or therein, (ii) the jurisdiction under the laws of which the Lender is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein, or (iii) any jurisdiction in which the Lender's lending office is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Lender hereunder, or under the Notes, the amount so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes and free and clear of all liability in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Company, the Company shall promptly send to the Lender, a certified copy of an original official receipt showing payment thereof. If the Company fails to pay Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Company shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure together with any expenses payable by the Lender in connection therewith.

      SECTION 3.10. Payments. All payments (including prepayments) to be made by the Company on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Lender, at the Payment Office of the Lender in Dollars in immediately available funds. The Lender may, in its sole discretion, directly charge principal and interest payments due in respect of the Loans to the Company's accounts at the Payment Office or other office of the Lender. Except as otherwise provided in the definition of "Interest Period", if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

      SECTION 3.11. Disbursement of Loans. The Lender shall make each Loan to be made by it hereunder available to the Company at the Payment Office by crediting the account of the Company with such amount and in like funds; provided, however, that if the proceeds of any Loan or any portion thereof are to be used to prepay outstanding Loans, then the Lender shall apply such proceeds for such purpose to the extent necessary and credit the balance, if any, to the Company's account.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

      In order to induce the Lender to enter into this Agreement and to extend the credit herein provided for, the Company represents and warrants to the Lender that:

      SECTION 4.01. Organization, Powers. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the corporate power and authority to own its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except those jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) has the corporate power to execute, deliver and perform each of the Loan Documents to which it is a party, including, without limitation, the power to obtain extensions of credit hereunder and to execute and deliver the Notes. Each Subsidiary (a) is a corporation, limited liability company or limited partnership duly organized, validity existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has the requisite power and authority to own its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except those jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) to the extent such Subsidiary is a Guarantor, has the requisite power to execute, deliver and perform each of the Loan Documents to which it is a party.

      SECTION 4.02. Authorization of Borrowing, Enforceable Obligations. The execution, delivery and performance by the Company of this Agreement, and the other Loan Documents to which it is a party, the borrowings and the other extensions of credit to the Company hereunder and the execution, delivery and performance by each Guarantor of each Loan Document to which it is a party (a) have been duly authorized by all requisite action, (b) will not violate or require any consent (other than consents as have been made or obtained and which are in full force and effect) under (i) any provision of law applicable to the Company or any Guarantor, any rule or regulation of any Governmental Authority, or the Certificate of Incorporation or By-laws of the Company or the Certificate of Incorporation or By-laws (or other organizational documents) of any Guarantor or (ii) any order of any court or other Governmental Authority binding on the Company or any Guarantor or any indenture, agreement or other instrument to which the Company or any Guarantor is a party, or by which the Company or any Guarantor or any of its property is bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, of any nature whatsoever upon any of the property or assets of the Company or any Guarantor other than as contemplated by this Agreement or the other Loan Documents. This Agreement and each other Loan Document to which the Company or any Guarantor is a party constitutes a legal, valid and binding obligation of the Company and each Guarantor, as the case may be, enforceable against the Company and each Guarantor in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium, insolvency and similar laws affecting creditors' rights generally or by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

      SECTION 4.03. Financial Condition. (a) The Company has heretofore furnished to the Lender (i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries and the related consolidated statements of income, retained earnings and cash flow of the Company and its consolidated Subsidiaries, audited by Arthur Andersen, LLP, independent certified public accountants, for the fiscal year ended September 30, 2001 and
(ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries and the related consolidated statements of income, retained earnings and cash flow of the Company and its consolidated Subsidiaries for the nine month period ended June 30, 2002. Such financial statements were prepared in conformity with Generally Accepted Accounting Principles, applied on a consistent basis, and fairly present the financial condition and the results of operations of the Company and its consolidated Subsidiaries as of the date of such financial statements and for the periods to which they relate and since September 30, 2001, no Material Adverse Effect has occurred. The Company shall deliver to the Lender, a certificate of the Chief Financial Officer of the Company to that effect on the Closing Date. Other than obligations and liabilities arising in the ordinary course of business since September 30, 2001, there are no obligations or liabilities contingent or otherwise, of the Company or any of its consolidated Subsidiaries which are not reflected or disclosed on such audited statements other than obligations of the Company and of its consolidated Subsidiaries incurred in the ordinary course of business (which shall be deemed to exclude acquisitions by the Company or any consolidated Subsidiary of the business or assets (including, without limitation, stock) of any Person).

            (b) The Company, individually, and together with its consolidated Subsidiaries, is Solvent and immediately after giving effect to each Loan and each other extension of credit contemplated by this Agreement and the execution of each Loan Document, will be Solvent.

      SECTION 4.04. Taxes. All assessed deficiencies resulting from Internal Revenue Service examinations of the federal income tax returns of the Company and each of its Subsidiaries have been discharged or reserved against in accordance with Generally Accepted Accounting Principles. The Company and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except taxes which are being contested in good faith and which are reserved against in accordance with Generally Accepted Accounting Principles.

      SECTION 4.05. Title to Properties. The Company and each of its Subsidiaries has good title to its properties and assets reflected on the financial statements referred to in Section 4.03 hereof, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business, and all such properties and assets of the Company and each Guarantor are free and clear of all Liens other than Permitted Liens.

      SECTION 4.06. Litigation. (a) There are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any of its Subsidiaries) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against the Company or any of its Subsidiaries, could reasonably be expected to result in a Material Adverse Effect; and (b) neither the Company nor any Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.

      SECTION 4.07. Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

      SECTION 4.08. Compliance with ERISA. Each Plan is in compliance with ERISA; no Plan is insolvent or in reorganization, no Plan or Plans have an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency; neither the Company nor any ERISA Affiliate nor any Subsidiary has incurred any liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or reasonably expects to incur any liability under any of the foregoing sections on account of the prior termination of participation in or contributions to any such Plan; no proceedings have been instituted to terminate any Plan; no condition exists which could reasonably be expected to present a risk to the Company, any Subsidiary or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Company, any Subsidiary or any of its ERISA Affiliates exists or to the knowledge of the Company is likely to arise on account of any Plan and the Company and each Subsidiary may terminate contributions to any other employee benefit plans maintained by it without incurring any material liability to any Person interested therein.

      SECTION 4.09. Federal Reserve Regulations; Use of Proceeds. (a) Neither the Company nor any of its Subsidiaries is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any "margin stock" (as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended from time to time).

            (b) No part of the proceeds of any Loan and no other extension of credit hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to extend credit to others for the purpose of purchasing or carrying margin stock, or (ii) for any purpose which violates or is inconsistent with the provisions of Regulation T,U, or X of the Board of Governors of the Federal Reserve System.

            (c) The proceeds of each Loan, and each other extension of credit hereunder shall be used solely for the purposes permitted under Section 3.02.

            (d) At the time of the incurrence of the Existing Indebtedness and at all times thereafter until the repayment of such Existing Indebtedness, and after giving effect to the payment in full of the Existing Indebtedness on the Closing Date and to the making of each Loan hereunder, not more than 25% of the value of the assets of the Company as determined by any reasonable method were, are or will be margin securities (as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended, from time to time).

      SECTION 4.10. Approvals. No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or any Guarantor, or with the execution and delivery of other Loan Documents to which it is a party or with respect to the Company, the borrowings hereunder other than registrations, consents or approvals which have been made or obtained and which are in full force and effect.

      SECTION 4.11. Subsidiaries and Direct Affiliates. Attached hereto as
Schedule V is a correct and complete list of each of the Company's Subsidiaries as of the Closing Date showing as to each Subsidiary, its name, the jurisdiction of its incorporation, its shareholders or other owners of an interest in each Subsidiary and the number of outstanding shares or other ownership interest owned by each shareholder or other owner of an interest. The Subsidiaries asterisked on Schedule V are those Subsidiaries which are Foreign Subsidiaries.
Schedule V also sets forth a correct and complete list of each of the Company's Existing Direct Affiliates which are not Subsidiaries of the Company showing as to each such Direct Affiliate, its name, the jurisdiction of its incorporation, its shareholders or other owners of an interest in such Direct Affiliate and the number of outstanding shares or other ownership interests owned by each shareholder or other owner of an interest. The Direct Affiliates asterisked on
Schedule V are those Direct Affiliates which are not incorporated under the laws of any state or territory of the United States of America.

      SECTION 4.12. Hazardous Materials. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and neither the Company nor any of its Subsidiaries has used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by the Company or any of its Subsidiaries in any manner which violates any applicable Environmental Law. No prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates any applicable Environmental Law.

      SECTION 4.13. Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      SECTION 4.14. No Default. No Default or Event of Default has occurred and is continuing.

      SECTION 4.15. Material Contracts. All Material Contracts are disclosed on
Schedule IV hereto. Each such Material Contract is in full force and effect and is binding upon and enforceable against the Company and each of its Subsidiaries, in each case, to the extent they are a party thereto, and, to the Company's knowledge, all other parties thereto in accordance with its terms, and there exists no default, in any material respect, under any Material Contract by the Company or any of its Subsidiaries or by any other party thereto which has not been fully cured or waived.

      SECTION 4.16. Permits and Licenses. The Company and each of its Subsidiaries has all permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate their respective businesses except those the failure of which to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      SECTION 4.17. Compliance with Law. The Company and each of its Subsidiaries is in compliance, with all laws, rules, regulations, orders and decrees which are applicable to the Company, or to any of its properties, which the failure to comply with could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      SECTION 4.18. Disclosure. Neither this Agreement, any other Loan Document, nor any other document, certificate or written statement furnished to the Lender by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

      SECTION 4.19. Security Documents. The Security Documents executed by the Company and each of its Domestic Subsidiaries shall constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Document in favor of the Lender, which shall be prior to all other Liens, claims and rights of all other persons.

                                   ARTICLE V
                              CONDITIONS OF LENDING

      SECTION 5.01. Conditions to Initial Extension of Credit. The obligation of the Lender to make the initial Loan hereunder is subject to the following conditions precedent:

            (a) Notes. On or prior to the Closing Date, the Lender shall have received the Revolving Credit Note and the Term Notes, each duly executed by the Company.

            (b) Guaranties. On or prior to the Closing Date, the Lender shall have received an Unlimited Corporate Guaranty duly executed by each direct or indirect wholly-owned Domestic Subsidiary of the Company and a Limited Corporate Guaranty from each other Domestic Subsidiary of the Company.

            (c) Security Agreement; Financing Statements. On or prior to the Closing Date, the Lender shall have received the Security Agreement, duly executed by the Company and the Guarantors, as applicable, with duly prepared UCC financing statements describing the collateral covered by the Security Agreement.

            (d) Amendment and Reaffirmation of Pledge Agreements. On or prior to the Closing Date, the Lender shall have received amendment and reaffirmation of pledge agreement in form and substance satisfactory to the Lender of the Pledge Agreement executed by the Company in favor of the Lender pursuant to the Prior Credit Agreement with respect to 65% of the issued and outstanding shares of Global Payment Technologies (Europe) Limited.

            (e) Opinion of Counsel. On or prior to the Closing Date, the Lender shall have received written opinions of (i) counsel for the Company and the Guarantors dated the Closing Date and addressed to the Lender, substantially in the form of Exhibit H attached hereto, and (ii) local counsel to Global Payment Technologies (Europe) Limited and Global Payment Technologies Australia Pty. Ltd. opining as to the enforceability of the Notice of Acknowledgment and Assignment executed by such entities.

            (f) Supporting Documents. On or prior to the Closing Date, the Lender shall have received (i) a certificate of good standing for the Company and each of its Subsidiaries from the secretary of state of the state of its organizational jurisdiction dated as of a recent date; (ii) certified copies of the Certificate of Incorporation and By-laws of the Company and each of its Subsidiaries; (iii) a certificate of the Secretary or an Assistant Secretary of the Company and each of its Subsidiaries which is a Guarantor dated the Closing Date and certifying: (x) that neither the Certificates of Incorporation nor the By-laws of the Company and each of its Subsidiaries has been amended since the date of their certification (or if there has been any such amendment, attaching a certified copy thereof); (y) with respect to the Company and each Subsidiary which is a Guarantor, that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company or Guarantor, as the case may be, authorizing the execution, delivery and performance of each Loan Document to which it is a party and the borrowings and other extensions of credit hereunder; and (z) with respect to the Company and each Subsidiary which is a Guarantor, the incumbency and specimen signature of each officer of the Company or Guarantor, as the case may be, executing each Loan Document to which it is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer of the Company as to the incumbency and signature of the Secretary or Assistant Secretary of the Company; and (iv) such other documents as the Lender may reasonably request.

            (g) Assets Free from Liens. Prior to the Closing Date, the Lender shall have received UCC-1 financing statement, tax and judgment lien searches evidencing that the Company's and each Guarantor's Receivables, inventory, equipment and all other assets of the

Company and each Guarantor are free and clear of all Liens except (i) Permitted Liens and (ii) liens to be satisfied on the Closing Date pursuant to the terms hereof.

            (h) Fees and Expenses. On or prior to the Closing Date, the Lender shall have received the fees payable on the Closing Date pursuant to Section 3.04(b) and reimbursement of expenses in accordance with Section 9.03(b).

            (i) No Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before any court, governmental agency or arbiter that could reasonably be expected to be adversely determined against the Company or any of its Subsidiaries and, if so adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (j) Consents and Approvals. All governmental and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect, and no law or regulation shall be applicable in the judgment of the Lender that imposes materially adverse conditions upon the transactions contemplated hereby.

            (k) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Company or of the Company and its Subsidiaries, taken as a whole, since September 30, 2001.

            (l) Joint Venture Agreements; Shareholder Agreements. Prior to the Closing Date, the Lender shall have received true, correct and complete copies of all shareholder agreements, joint venture agreements and all other agreements governing the rights and obligations of the shareholders in Global Payment Technologies Holdings (Proprietary) Limited, Global Payment Technologies Australia Pty. Ltd., Global Payment Technologies (Europe) Limited, Abacus Financial Management Systems Ltd., Abacus Financial Management Systems Ltd., USA, eCash Management Pty., Ltd., Globaltrac LLC and any other Affiliate of the Company as of the Closing Date, and such agreements shall be in form and substance satisfactory to the Lender.

            (m) Supplier Contracts. Prior to the Closing Date, the Lender shall have received true, correct and complete copies of all supplier contracts and agreements, between the Company and any of its Affiliates, and each such contract and agreement shall be in form and substance satisfactory to the Lender.

            (n) Insurance. On or prior to the Closing Date, the Lender shall have received a certificate or certificates of insurance from an independent insurance broker or brokers confirming the insurance required to be maintained pursuant to Section 6.01 hereof, and evidence that the Lender has been named loss payee and additional insured with respect to each such casualty and liability policy of insurance.

            (o) Officer's Certificate. On or prior to the Closing Date, the Lender shall have received a certificate of a duly authorized officer of the Company, dated the Closing Date, stating that the representations and warranties herein and each other Loan Document are true and correct on such date as though made on and as of such date and no Default or Event of Default has occurred and is continuing.

            (p) Notice and Acknowledgment of Assignment. The Lender shall have received a Notice and Acknowledgment of Assignment executed by the Company and Global Payment Technologies Holdings (Proprietary) Limited, Global Payment Technologies Australia Pty. Ltd., and Global Payment Technologies (Europe) Limited.

            (q) Other Information, Documentation. The Lender shall have received such other and further information and documentation as it may require, including, but not limited to, any information or documentation relating to compliance by the Company with the requirements of all Environmental Laws.

            (r) Completion of Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents, shall be satisfactory in form and substance to the Lender.

      SECTION 5.02. Conditions to All Extensions of Credit. The obligation of the Lender to make each Loan hereunder, including, without limitation, the initial Loan, are subject to the conditions precedent set forth in Section 5.01 and the following conditions precedent:

            (a) Representations and Warranties. The representations and warranties by the Company and each Guarantor pursuant to this Agreement and the other Loan Documents to which each is a party shall be true and correct in all material respects on and as of the Borrowing Date, with the same effect as though such representations and warranties had been made on and as of such date.

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on the Borrowing Date or will result after giving effect to the Loan requested.

            (c) Availability. After giving effect to any requested Revolving Credit Loan, the Aggregate Outstandings shall not exceed the Revolving Credit Commitment then in effect. Each borrowing hereunder shall constitute a representation and warranty of the Company that the statements contained in clauses (a), (b), and (c) of Section 5.02 are true and correct on and as of the Borrowing Date.

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

      The Company covenants and agrees with the Lender that so long as the Commitments remain in effect, or any of the principal of or interest on the Notes or any other Obligations hereunder shall be unpaid it will, and will cause each Guarantor to:

      SECTION 6.01. Existence, Properties, Insurance. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all of its property, and keep the same in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted in the ordinary course at all times; and at all times maintain insurance covering its assets and its businesses with financially sound and reputable insurance companies or associations in such amounts and against such risks (including, without limitation, hazard, business interruption, public liability and product liability) as are usually carried by companies engaged in the same or similar business and such additional insurance as the Lender may reasonably request within thirty (30) days of such request. Each such policy of insurance of the Company and the Guarantors shall name the Lender as loss payee and additional insured and shall provide for at least thirty (30) days' prior written notice to the Lender of any modification or cancellation of such policies. The Company shall provide to the Lender promptly upon receipt thereof evidence of the annual renewal of each such policy.

      SECTION 6.02. Payment of Indebtedness and Taxes. (a) Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable, and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither the Company nor any Guarantor shall be required to pay and discharge or cause to be paid and discharged any such indebtedness or obligation owing to a vendor in the ordinary course of business, tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Company or such Guarantor shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such indebtedness, obligation, tax, assessment, charge, levy or claim so contested; further, provided (i) the aggregate of such indebtedness and obligations so contested shall not exceed $250,000 at any one time outstanding, and (ii) that, subject to the foregoing proviso, the Company and each Guarantor shall pay or cause to be paid all such indebtedness, obligations, taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefor.

      SECTION 6.03. Financial Statements, Reports, etc. Furnish to the Lender:

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, (i) a copy of the audited consolidated balance sheet of the Company as of the end of such year and the related audited consolidated statements of income, shareholders equity and cash flow for such year, setting forth in comparative form the respective figures as of the end of and for the previous fiscal year, and accompanied by a report thereon of KPMG LLP or other independent certified public accountants of recognized standing selected by the Company and satisfactory to the Lender (the "Auditor"), which report shall be unqualified and shall be to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with Generally Accepted Accounting Principles consistently applied, and (ii) a copy of the comparative consolidating financial statements of the Company and its consolidated Subsidiaries, prepared in accordance with Generally Accepted Accounting Principles, consistently applied, which support the financial statements delivered pursuant to clause (i);

            (b) as soon as available, but in any event not later than 45 days after the end of each quarterly period of each fiscal year of the Company, (i) a copy of the unaudited interim consolidated balance sheet of the Company as of the end of each such quarter and the related unaudited interim consolidated statements of income, shareholders equity and cash flow for such quarter and the portion of the fiscal year through such date and setting forth in each case in comparative form the respective figures for the corresponding date and period in the previous fiscal year, in each case prepared by the Chief Financial Officer and accompanied by a certificate executed by the Chief Financial Officer to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with Generally Accepted Accounting Principles consistently applied, subject to normal year-end adjustments and the absence of footnotes, and (ii) a copy of the comparative consolidating financial statements of the Company and its consolidated Subsidiaries, prepared in accordance with Generally Accepted Accounting Principles, consistently applied, which support the financial statements delivered pursuant to clause (i);

            (c) a certificate prepared and signed by the Chief Financial Officer with each delivery required by clause (a) and (b), as to whether or not, as of the close of such preceding period and at all times during such preceding period, the Company and its Subsidiaries were in compliance with all the provisions in this Agreement, showing computation of financial covenants and quantitative negative covenants, and if the Chief Financial Officer shall have obtained knowledge of any default in such compliance or notice of such default, it shall disclose in such certificate such default or defaults or notice thereof and the nature thereof, whether or not the same shall constitute a Default or an Event of Default hereunder;

            (d) a certificate prepared and signed by the Auditor with each delivery required by clause (a) above stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by any accounting rules or guidelines binding upon the Auditors);

            (e) at all times indicated in clause (a) above a copy of the management letter, if any, prepared by the Auditor;

            (f) as soon as available and in any event within fifteen (15) days after the end of each month, accounts receivable aging summaries (by account debtor), on a due date basis, with respect to the Company and each Guarantor, in form and substance satisfactory to the Lender;

            (g) promptly after filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports which the Company or any of its Subsidiaries shall file with the Securities and Exchange Commission;

            (h) promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not reasonably be expected to result in any materially adverse action to be taken by such agency;

            (i) as soon as available but in any event not later than the fifteenth day of each calendar month a report of monthly sales, headcount and inventory of the Company and the Guarantors prepared and certified by the Chief Financial Officer, in the form attached hereto as Exhibit I; and

            (j) promptly, from time to time, such other information regarding the operations, business affairs and condition (financial or otherwise) of the Company or any of its Subsidiaries as the Lender may reasonably request.

      SECTION 6.04. Books and Records; Access to Premises. Keep adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with Generally Accepted Accounting Principles, and which shall reflect all financial transactions of the Company and each Guarantor. At any time, and from time to time (and provided that no Default or Event of Default has occurred and is continuing, upon reasonable prior notice) permit the Lender or any agents or representatives thereof, to examine and make copies of any abstracts from the books and records of such information which the Lender deems is necessary or desirable (including, without limitation, the financial records of the Company) and to visit the properties of the Company or any Guarantor and to discuss the affairs, finances and accounts of the Company and the Guarantor with any of their executive officers or the Company's independent accountants.

      SECTION 6.05. Notice of Adverse Change. Promptly notify the Lender in writing of (a) any change in the business or the operations of the Company or any Guarantor which could reasonably be expected to have a Material Adverse Effect, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Lender pursuant to this Agreement, fail, in any material respect, to present fairly, as of the date thereof and for the period covered thereby, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

      SECTION 6.06. Notice of Default. Promptly notify the Lender of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.

      SECTION 6.07. Notice of Litigation. Promptly notify the Lender of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined against the Company or any Guarantor on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to have a Material Adverse Effect.

      SECTION 6.08. Notice of Default in Other Agreements. Promptly notify the Lender of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Guarantor is a party which default could reasonably be expected to have a Material Adverse Effect.

      SECTION 6.09. Notice of ERISA Event. Promptly deliver to the Lender a certificate of the Chief Financial Officer of the Company setting forth details as to such occurrence and such action, if any, which the Company, any Guarantor, or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, such Guarantor, ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator, with respect thereto: that a Reportable Event has occurred with respect to a Plan, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that one or more Plans have an Unfunded Current Liability giving rise to a Lien under ERISA, that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Company, any Guarantor or any ERISA Affiliate will incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA. The Company will deliver to the Lender a complete copy of the annual report (Form 5500) of each Plan that is a single employer Plan (within the meaning of Section 4001(a)(15) of ERISA), filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lender pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Company or any Guarantor required to be delivered to the Lender hereunder shall be delivered to the Lender no later than ten days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Company or any Guarantor.

      SECTION 6.10. Notice of Environmental Law Violations. Promptly notify the Lender of the receipt of any notice of an action, suit, and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending against the Company or any Guarantor relating to any alleged violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

      SECTION 6.11. Notice Regarding Material Contracts. Promptly notify the Lender of (a) any termination (prior to the end of its stated term), material amendment, material supplement or other material modification of any Material Contract and (b) the occurrence of a default in any material respect by the Company, any Guarantor or by any other party to any Material Contract of which the Company is aware.

      SECTION 6.12. Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, the breach of which could reasonably be expected to have a Material Adverse Effect.

      SECTION 6.13. Subsidiaries and Direct Affiliates. Give the Lender prompt written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary of the Company and cause to be delivered to the Lender, within thirty days of the creation, establishment or acquisition of such Subsidiary,
(i) a duly executed Unlimited Corporate Guaranty and Security Agreement, by each such direct or indirect wholly-owned Domestic Subsidiary, and (ii) a duly executed Limited Corporate Guaranty and Security Agreement, by any other Domestic Subsidiary. The Company or its Domestic Subsidiaries, as applicable, shall further execute and deliver to the Lender within such thirty day period a Pledge Agreement with respect to 65% of the outstanding shares of capital stock or other ownership interest of each such Subsidiary (or, if less, the aggregate shares or interests owned by the Company and its Domestic Subsidiaries) which is a Foreign Subsidiary, (in each case, together with certificates and powers with respect to such interest duly endorsed in blank, and in the event of uncertificated interest, UCC-1 financing statements identifying such interest and executed by the Company or such Domestic Subsidiary). Together with the delivery of such Guaranty, Security Agreement and/or Pledge Agreement, the Company shall provide to the Lender (i) the supporting documents identified in clauses (i), (ii) and (iii) of Section 5.01(e) in each case with respect to such Subsidiary, (ii) a favorable written opinion of counsel in the form attached hereto as Exhibit H and with respect to the documents required to be executed by each Subsidiary pursuant to this Section 6.13, and (iii) a favorable written opinion of local counsel to each Foreign Subsidiary, which opinion shall be consistent in substance and as to the matters opined to in the opinion of local counsel delivered pursuant to Section 5.01(d) on the Closing Date; further, give the Lender prompt written notice of the creation, establishment or acquisition in any manner of any New Direct Affiliate which is not a Subsidiary of the Company.

      SECTION 6.14. Environmental Laws. Comply in all material respects with the requirements of all Environmental Laws, provide to the Lender all documentation in connection with such compliance that the Lender may reasonably request, and defend, indemnify, and hold harmless the Lender and its respective employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, or release of any Hazardous Materials on any property at any time owned or occupied by the Company or any Subsidiary of the Company; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of applicable Environmental Laws, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.

      SECTION 6.15. Notice and Acknowledgment of Assignment. In the event that the average aggregate outstanding accounts receivable of the Company owing by any Affiliate organized under any jurisdiction other than the laws of any state or territory of the United States is greater than (x) $200,000, in any consecutive 90 day period, with respect to any one such Affiliate, or $200,000, in the aggregate, in any consecutive 90 day period, with respect to all such Affiliates (excluding Affiliates which have previously executed and delivered a Notice and Acknowledgment of Assignment), then within 30 Business Days of the last day of such period, deliver to the Lender a Notice and Acknowledgment of Assignment executed by the Company and such Affiliate(s), and (y) $500,000 in any consecutive 90 day period, within 30 Business Days of the last day of such period deliver to the Lender an opinion of counsel as to the due execution and delivery of the Notice and Acknowledgment of Assignment executed by such Affiliate.

                                  ARTICLE VII
                               NEGATIVE COVENANTS

      The Company covenants and agrees with the Lender that so long as the Commitments remain in effect or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid, it will not, and will not cause or permit any Guarantor, directly or indirectly to:

      SECTION 7.01. Liens. Incur, create, assume or suffer to exist any Lien on any of its assets now or hereafter owned, other than:

            (a) Liens existing on the date hereof as set forth on Schedule I attached hereto including any renewals or extensions thereof; provided that no such Lien is extended to cover any additional property and that the amount of Indebtedness secured thereby is not increased;

            (b) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of the Company in accordance with Generally Accepted Accounting Principles;

            (c) carriers', warehousemens', mechanics', suppliers' or other like Liens arising in the ordinary course of business and not overdue for a period of more than 30 days or which, if so overdue, are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Lender;

            (d) Liens incurred or deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, performance and appeal bonds, and other obligations of similar nature incurred in the ordinary course of business;

            (e) easements, rights of way, restrictions and other similar charges or encumbrances which in the aggregate do not interfere in any material respect with the occupation, use and enjoyment by the Company or any Guarantor of the property or assets encumbered thereby in the normal course of their respective business or impair the value of the property subject thereto;

            (f) deposits under workmen's compensation, unemployment insurance and social security laws;

            (g) Liens granted to the Lender;

            (h) purchase money Liens for fixed or capital assets including obligations with respect to Capital Leases; provided in each case (i) no Default or Event of Default shall have occurred and be continuing at the time of creation of such Lien or shall occur after giving effect to such Lien, (ii) the obligation secured by such purchase money Lien does not exceed 100% of the purchase price of the asset and such Lien encumbers only, the asset acquired, and (iii) such purchase money Lien does not secure any Indebtedness other than in respect of the purchase price of the asset acquired; and

            (i) Judgment and other similar Liens arising in connection with court proceedings, provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings.

      SECTION 7.02. Indebtedness. Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, other than:

            (a) Indebtedness incurred prior to the date hereof as described in
Schedule II attached hereto, including any renewals or extensions thereof; provided such renewal or extension does not result in an increase in the aggregate principal amount of such Indebtedness;

            (b) Indebtedness to the Lender;

            (c) Indebtedness for trade payables incurred in the ordinary course of business; provided, subject to Section 6.02, such payables shall be paid or discharged when due;

            (d) Indebtedness consisting of guarantees and loans permitted pursuant to Sections 7.03 and 7.06, respectively, or consisting of Liens permitted pursuant to Section 7.01 (other than Section 7.01(h));

            (e) Subordinated Indebtedness; provided, however, that no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Subordinated Indebtedness or would occur after giving effect to the incurrence of such Subordinated Indebtedness; and

            (f) Indebtedness secured by purchase money liens (including Capital Leases) as permitted under Section 7.01(h); provided such Indebtedness incurred in any fiscal year of the Company shall not exceed $250,000 in the aggregate with respect to the Company and the Guarantors and, further, provided no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would occur after giving effect to the incurrence of such Indebtedness.

      SECTION 7.03. Guaranties. Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:

            (a) guaranties executed prior to the date hereof as described on
Schedule III attached hereto but not including any renewals or extension thereof;

            (b) endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

            (c) guaranties of any Indebtedness owing to the Lender;

            (d) guaranties by the Company of the obligations of its New Direct Affiliates provided that: (i) the aggregate outstanding obligations of all New Direct Affiliates guaranteed by the Company shall not exceed, at any time, $200,000, less the sum of (A) the aggregate outstanding principal amount of all loans and capital contributions to New Direct Affiliates permitted pursuant to
Section 7.06(b), and (B) the aggregate purchase price of all assets and businesses acquired pursuant to acquisitions permitted pursuant to Section 7.12; and (ii) the sum of (A) the aggregate outstanding obligations of all New Direct Affiliates guaranteed by the Company, (B) the aggregate outstanding principal amount of loans and capital contributions to all New Direct Affiliates permitted pursuant to Section 7.06(b), (C) the aggregate purchase price of all assets and businesses acquired pursuant to acquisitions permitted pursuant to Section 7.12, and (D) the aggregate Existing Direct Affiliate Investments, shall not exceed $3,900,000, in the aggregate, at any time; and

            (e) guaranties by the Company of the obligations of its Existing Direct Affiliates, provided that (i) the aggregate outstanding obligations of any single Existing Direct Affiliate guaranteed by the Company shall not exceed the amount set forth opposite such Existing Direct Affiliate's name on Schedule VI less the aggregate outstanding loans and capital contributions made to such Existing Direct Affiliate pursuant to Section 7.06(c) and (ii) the sum of (A) the aggregate outstanding obligations of all New Direct Affiliates guaranteed by the Company pursuant to subsection (d) above, (B) the aggregate outstanding principal amount of loans and capital contributions to all New Direct Affiliates permitted pursuant to Section 7.06(b), (C) the aggregate purchase price of all assets and businesses acquired pursuant to acquisitions permitted pursuant to
Section 7.12, and (D) the aggregate Existing Direct Affiliates Investments, shall not exceed $3,900,000, in the aggregate, at any time.

      SECTION 7.04. Sale of Assets. Sell, lease, transfer or otherwise dispose of its properties and assets, whether or not pursuant to an order of a federal agency or commission, except for (a) the sale of inventory disposed of in the ordinary course of business, and (b) the sale or other disposition of properties or assets no longer used or useful in the conduct of its business.

      SECTION 7.05. Sales of Receivables. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company or any Guarantor with or without recourse, except for collection in the ordinary course of business; provided, however, nothing in this Section 7.05 shall be deemed to limit the Company or any Guarantor from granting discounts and rebates to its customers or compromising or otherwise accepting less than the full amount of any receivable due from the customer, in each case, in the ordinary course of the Company's or such Guarantor's business, consistent with past practice.

      SECTION 7.06. Loans and Investments. Make or commit to make any advance, loan, extension of credit, or capital contribution to, or purchase or hold beneficially any stock or other securities or evidence of Indebtedness of, or purchase or acquire all or a substantial part of the assets of, or make or permit to exist any interest whatsoever in, any other Person except (a) investments consisting of Eligible Investments; (b) loans and capital contributions by the Company to its New Direct Affiliates provided that (i) the sum of (A) the aggregate outstanding principal amount of all loans and capital contributions to New Direct Affiliates, (B) the aggregate outstanding obligations of all New Direct Affiliates guaranteed by the Company permitted pursuant to Section 7.03(d), and (C) the aggregate purchase price of all assets and businesses acquired pursuant to acquisitions permitted pursuant to Section 7.12, shall not exceed $200,000, at any time; (ii) the sum of (A) the aggregate outstanding principal amount of all loans and capital contributions to New Direct Affiliates, (B) the aggregate outstanding obligations of all New Direct Affiliates guaranteed by the Company permitted pursuant to Section 7.03(d), (C) the aggregate purchase price of all assets and businesses acquired pursuant to acquisitions permitted pursuant to Section 7.12, and (D) the aggregate Existing Direct Affiliates Investments, shall not exceed an amount equal to $3,900,000, at any time; and (iii) each New Direct Affiliate is engaged in a business similar in all material respects to the business of the Company; (c) Existing Direct Affiliate Investments, provided that the sum of (A) the Existing Direct Affiliate Investments, (B) the aggregate outstanding principal amount of all loans and capital contributions to all New Direct Affiliates permitted pursuant to this Section 7.06, (C) the aggregate outstanding obligations of all New Direct Affiliates guaranteed by the Company permitted pursuant to Section 7.03(d), and (D) the aggregate purchase price of all assets and businesses acquired pursuant to acquisitions permitted pursuant to Section 7.12, shall not exceed an amount equal to $3,900,000, at any time; and (d) transactions permitted pursuant to Section 7.12. Notwithstanding the foregoing, no investment permitted pursuant to the preceding clauses (b), (c) and (d) shall be made if a Default or Event of Default shall have occurred or be continuing or would occur after giving effect to such loan or investment.

      SECTION 7.07. Nature of Business. Change or alter, in any material respect, the nature of its business from the nature of the business engaged in by it on the date hereof.

      SECTION 7.08. Sale and Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, of it, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

      SECTION 7.09. Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

      SECTION 7.10. Accounting Policies and Procedures. Permit any change in the accounting policies and procedures of the Company or any Guarantor, including a change in fiscal year, provided, however, that any policy or procedure required to be changed by the Financial Accounting Standards Board (or other board or committee thereof) in order to comply with Generally Accepted Accounting Principles may be so changed.

      SECTION 7.11. Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials, except in compliance, in all material respects, with all applicable federal, state and local laws or regulations, or cause or permit, as a result of any intentional or negligent act or omission on the part of the Company or any Guarantor, a release of Hazardous Materials onto such property or asset or onto any other property in violation, in any material respect, of any applicable Environmental Law.

      SECTION 7.12. Limitations on Fundamental Changes. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to, any Person, or, acquire all of the stock or all or substantially all of the assets or the business of any Person or liquidate, wind up or dissolve or suffer any liquidation or dissolution. Notwithstanding the foregoing, the Company may acquire all or substantially all of the assets or the business of any Person provided that (a) the aggregate purchase price for all such acquisitions shall not exceed, at any time, an amount equal to $200,000, less the sum of (A) the aggregate outstanding principal amount of all loans and capital contributions to any New Direct Affiliate permitted pursuant to Section 7.06, and (B) the aggregate outstanding obligations of New Direct Affiliates guaranteed by the Company permitted pursuant to Section 7.03(d); (b) the sum of (A) the aggregate purchase price of all such acquisitions permitted pursuant to this Section 7.12 and (B) the aggregate outstanding principal amount of all loans and investments in New Direct Affiliates permitted pursuant to
Section 7.06(c), (C) the aggregate outstanding obligations of New Direct Affiliates guaranteed by the Company permitted pursuant to Section 7.03(d), and
(D) the aggregate Existing Direct Affiliates Investments, shall not exceed $3,900,000, in the aggregate, at any time; (c) no Default or Event of Default shall have occurred and be continuing prior to or, would occur after giving effect to, the proposed acquisition, (d) the assets or business acquired are used or useful in the Company's existing lines of business and (e) in the event of the acquisition of stock or other equity interest, such acquisition is not opposed by the board of directors or other governing body of such Person.

      SECTION 7.13. Financial Covenants.

            (a) Consolidated Tangible Net Worth. Permit at any time Consolidated Tangible Net Worth to be less than the amount set forth below opposite the applicable period:

            Period                                               Amount
            ------                                               ------
            Closing Date through June 29, 2003                   $17,500,000

            June 30, 2003 through September 29, 2003             $18,125,000

            September 30, 2003 through September 29, 2004        $18,700,000

            Each period of September 30 through September        Actual Consolidated Tangible
            29 thereafter                                        Net Worth as of the last day
                                                                 of the fiscal year ending
                                                                 immediately prior to the first
                                                                 day of such period plus
                                                                 $2,000,000.

            (b) Consolidated Interest Coverage Ratio.

                  (i) Permit the Consolidated Interest Coverage Ratio, at the
            end of the following fiscal quarters, to be less than the ratio set forth set forth below opposite the applicable fiscal quarter end:

            Fiscal Quarter Ending                                Ratio
            ---------------------                                -----

            Two fiscal quarters ending March 31, 2003            1.75:1.00

            Three fiscal quarters ending June 30, 2003           2.75:1.00

                  (ii) Commencing with the fiscal quarter ending September 30,
            2003, permit the Consolidated Interest Coverage Ratio to be less than 3.00:1.00, at any time.

            (c) Consolidated Funded Debt to Consolidated EBITDA.

                  (i) Permit the ratio of Consolidated Funded Debt to
            Consolidated EBITDA, at the end of the following fiscal quarters, to be greater than the ratio set forth set forth below opposite the applicable fiscal quarter end:

            Fiscal Quarter Ending                                Ratio
            ---------------------                                -----

            Fiscal quarter ending December 31, 2002              4.25:1.00

            Two fiscal quarters ending March 31, 2003            2.95:1.00

            Three fiscal quarters ending June 30, 2003           1.75:1.00

                  (ii) Commencing with the fiscal quarter ending September 30,
            2003, permit the ratio of Consolidated Funded Debt to Consolidated EBITDA to be greater than 1.75:1.00, at any time.

            (d) Consolidated Interim EBIT. Permit Consolidated Interim EBIT to be less than (i) ($500,000), for the fiscal quarter ending September 30, 2002 or
(ii) $60,000, for the fiscal quarter ending December 31, 2002.

            (e) Consolidated Total Unsubordinated Liabilities to Consolidated Tangible Net Worth. Permit at any time the ratio of Consolidated Total Unsubordinated Liabilities to Consolidated Tangible Net Worth to be greater than ..50:1.00.

            (f) Consolidated Quick Assets to Consolidated Current Liabilities. Permit at any time the ratio of Consolidated Quick Assets to Consolidated Current Liabilities to be less than the ratio set forth below opposite the applicable period:

            Period                                               Ratio
            ------                                               -----

            Closing Date through September 29, 2002              1.50:1.00

            September 30, 2002 through December 30, 2002         1.70:1.00

            December 31, 2002 through September 29, 2003         1.90:1.00

            September 30, 2003 and thereafter                    2.00:1.00

      SECTION 7.14. Subordinated Debt. Directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt (other than in accordance with the subordination provisions thereof which provisions were approved by the Lender in accordance with the definition of "Subordinated Debt") or amend, supplement or otherwise modify any of the terms thereof without the prior written consent or approval of the Lender.

      SECTION 7.15. Dividends. Declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Company or any Guarantor or any warrant to purchase any class of stock of the Company or any Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of the Company or any Guarantor or in any combination thereof, or permit any Subsidiary to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of the Company or any Guarantor or any warrant to purchase any class of stock of the Company or any Guarantor from any Person. Notwithstanding the foregoing (a) each wholly-owned Guarantor of the Company may declare or pay dividends to any other wholly-owned Guarantor of the Company or to the Company.

      SECTION 7.16. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or Guarantor's business and upon fair and reasonable terms no less favorable to the Company or relevant Guarantor than they would obtain in a comparable arms-length transaction with a Person not an Affiliate; provided, however, the Company may extend loans to the Company's Direct Affiliates at below market interest rates, provided the aggregate outstanding principal amount of all such indebtedness accruing interest at such rates shall not exceed $50,000 at any one time.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

      SECTION 8.01. Events of Default. In the case of the happening of any of the following events (each an "Event of Default"):

            (a) failure to pay the principal of or interest on any Loan, or any fees under this Agreement as and when due and payable and, with respect to interest and fee payments only, such failure shall continue unremedied for a period of three Business Days;

            (b) default shall be made in the due observance or performance of
(i) any covenant, condition or agreement set forth in Section 6.01, 6.02, 6.11,
6.12 or 6.14 if such
default shall continue unremedied for a period of 30 days or (ii) any other covenant, condition or agreement of the Company to be performed pursuant to this Agreement or of the Company or any Guarantor to be performed pursuant to any other Loan Document (other than those specified in clause (a) of this Section 8.01);

            (c) any representation or warranty made or deemed made in this Agreement or any other Loan Document or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder shall prove to be false or misleading in any material respect when made or when deemed made;

            (d) default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of the Company or any Guarantor in excess of $50,000 individually or in the aggregate (other than the Notes) if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof, or, except as otherwise expressly permitted pursuant to
Section 6.02, any such Indebtedness shall not be paid when due;

            (e) the Company or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law,
(ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition,
(iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Guarantor or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing; or (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due; or any of the actions identified in the preceding clauses (i) through (vii) shall have occurred with respect to any Guarantor;

            (f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Guarantor or of a substantial part of its property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Guarantor or for a substantial part of their property, or (iii) the winding-up or liquidation of the Company or any Guarantor and in any such case such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;

            (g) one or more orders, judgments or decrees for the payment of money in excess of $50,000 in the aggregate shall be rendered against the Company or any Guarantor and the same shall not have been paid in accordance with such judgment, order or decree or settlement and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment, order or decree, by reason of pending appeal or otherwise, was not in effect;

            (h) any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is applied for or granted under Section 412 of the Code, any Plan is terminated by the Company, any Guarantor or any ERISA Affiliate or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or the Company, or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Company or any Guarantor, the granting of a security interest on such assets, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code;

            (i) any material provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms or the Company or any Guarantor shall so assert in writing;

            (j) a Change of Control shall have occurred;

            (k) any Guarantor shall fail to perform or observe any term or provision of the Guaranty (subject, with respect to Section 4(b) of the Guaranty, to the same grace period, if any, as would apply under this Section
8.01 to the Company's performance or observance of the applicable covenant) or any representation or warranty made by any Guarantor in connection with such Guarantor's Guaranty shall prove to have been incorrect in any material respect when made or deemed made;

            (l) any of the Liens purported to be granted pursuant to any Security Document shall cease for any reason to be legal, valid and enforceable Liens on the collateral purported to be covered thereby or have the priority purported to be created thereby;

            (m) either Australia Joint Venture Agreement shall cease to be in full force and effect on substantially the same terms as in effect on the dates of execution thereof and the purchase of supplies thereunder shall have ceased to continue on a monthly basis in substantially the same quantities as had been purchased on a comparable monthly basis during the twelve months preceding the date such agreement ceased to be in full force and effect and such cessation in the quantity of goods purchased is material to the Company on a consolidated basis based on the revenue derived from such goods to the revenue derived from all goods sold; or

            (n) Aristocrat Leisure Limited shall cease to have a rating of at least BB+ (or its equivalent) or better from Standard & Poor's Ratings Group, it being acknowledged that such entity's rating as of the date hereof is BBB-;

then, at any time thereafter during the continuance of any such event, the Lender may, in its sole discretion, by written or telephonic notice to the Company, take either or both of the following actions, at the same or different times, (a) terminate the Commitments and (b) declare (i) the Notes, both as to principal and interest, and (ii) all other Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding; provided, however, that if an event specified in
Section 8.01(e) or (f) shall have occurred, the Commitments shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i) and (ii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.

                                   ARTICLE IX
                                  MISCELLANEOUS

      SECTION 9.01. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered by hand to such party or one Business Day after being sent by overnight mail to the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, three (3) Business Days after the day on which mailed in the United States, addressed to such party at such address:

            (a)   if to the Lender, at

                  JPMorgan Chase Bank
                  395 North Service Road
                  Melville, New York 11747
                  Attention: Relationship Manager for
                             Global Payment Technologies, Inc.
                  Telecopy:  (631) 755-0143

            (b)   if to the Company, at

                  Global Payment Technologies, Inc.
                  425B Oser Avenue
                  Hauppauge, New York 11788
                  Attention: Thomas McNeill
                             Vice President & Chief Financial Officer
                  Telecopy:  (631) 434-1771

                                     - and -

            (c) as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 9.01.

      SECTION 9.02. Effectiveness; Survival. This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Lender. All representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Lender of the Loans, in each case, as herein contemplated and the execution and delivery to the Lender of the Notes evidencing the Loans and shall continue in full force and effect so long as the Obligations hereunder are outstanding and unpaid and the Commitments are in effect. The obligations of the Company pursuant to Section 3.07, Section 3.08, Section 3.10 and Section 9.03 shall survive termination of this Agreement and payment of the Obligations.

      SECTION 9.03. Expenses. The Company agrees (a) to indemnify, defend and hold harmless the Lender and its officers, directors, employees, and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable, legal or other expenses incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the wilful misconduct or gross negligence of such indemnified person, (b) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of and any amendment, supplement or modification to this Agreement, the Notes any other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and disbursements of Farrell Fritz, P.C., counsel to the Lender, and (c) to pay or reimburse the Lender for all their costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the Notes, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Lender, including all such out-of-pocket expenses incurred during any work-out, restructuring or negotiations in respect of the Obligations.

      SECTION 9.04. Successors and Assigns; Participations.

            (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lender, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

            (b) The Lender reserves the right to sell participations in or to sell and assign its rights, duties or obligations with respect to the Loans or the Commitments to such banks, lending institutions or other financial institutions as it may choose and without the consent of the Company. The Lender may furnish any information concerning the Company in its possession from time to time to any assignee or participant (or proposed assignee or participant). The Lender may at any time pledge or assign or grant a security interest in all or any part of its rights under this Agreement and its Notes to a Federal Reserve Bank, provided that no such assignment shall release the transferor Lender from its Commitments or its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party to this Agreement.

      SECTION 9.05. No Waiver; Cumulative Remedies. Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder or under any Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.

      SECTION 9.06. APPLICABLE LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

      SECTION 9.07. SUBMISSION TO JURISDICTION; JURY WAIVER. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH FEDERAL OR STATE COURT BY ANY FEDERAL OR STATE COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT OR (ii)

ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. THE COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT. EXCEPT AS PROHIBITED BY LAW, THE COMPANY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 9.07, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY (I) CERTIFIES THAT NEITHER THE LENDER NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS OR THE OTHER WAIVERS CONTAINED IN THIS AGREEMENT AND (II) ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, THE LENDER IS RELYING UPON, AMONG OTHER ITEMS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.07.

      SECTION 9.08. Severability. In case any one or more of the provisions contained in this Agreement, any Note or any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

      SECTION 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or any Affiliate of the Lender to or for the credit or the account of the Company against any and all of the Obligations of the Company now and hereafter existing under this Agreement and the Notes held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured. The rights of the Lender and each Affiliate of the Lender under this Section 9.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which they may have.

      SECTION 9.10. Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

      SECTION 9.11. Construction. This Agreement is the result of negotiations between, and has been reviewed by, each of the Company, the Lender and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Company or the Lender.

      SECTION 9.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

      IN WITNESS WHEREOF, the Company and the Lender have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

                                         GLOBAL PAYMENT TECHNOLOGIES, INC.

                                         By: ____________________________
                                         Name:  Thomas McNeill
                                         Title: Vice President and Chief
                                                Financial Officer


                                         JPMORGAN CHASE BANK

                                         By: ____________________________
                                         Name:  Carolyn Lattanzi
                                         Title: Vice President

                                                                      SCHEDULE I

                                 Existing Liens

                                      NONE

                                                                     SCHEDULE II

                            Pre-Existing Indebtedness

                                      NONE

                                                                    SCHEDULE III

                               Existing Guarantees

                                      NONE

                                                                     SCHEDULE IV

                               Material Contracts

Lease dated September 21, 1994 between Global Payment Technologies, Inc. and Heartland Associates

Amendment dated July 31, 1997 to lease dated September 21, 1994 between Global Payment Technologies, Inc. and Heartland Associates

Amendment dated October 1, 2000 to lease dated September, 1994 between Global Payment Technologies, Inc. and Heartland Associates

1994 Stock Option Plan

1996 Stock Option Plan

2000 Stock Option Plan

Employment Agreement dated September 1, 2001 between Global Payment Technologies, Inc. and Stephen Katz

Employment Agreement dated May 1, 1999 between Global Payment Technologies, Inc. and Thomas McNeill

Employment Agreement dated July 1, 2001 between Global Payment Technologies, Inc. and Thomas Oliveri

Agreement dated July 5, 2001 between Aristocrat Technologies Australia Pty. Limited and Global Payment Technologies Australia Pty. Ltd.

Agreement dated June 20, 2001 between Global Payment Technologies, Inc. and Global Payment Technologies Australia Pty. Ltd.

                                                                      SCHEDULE V

                    Subsidiaries and other Direct Affiliates

SUBSIDIARIES

1.    Global Payment Technologies (Europe) Limited
            Jurisdiction: United Kingdom
            Shareholders: GPT (100%)

2.    Abacus Financial Management Systems Ltd. USA
            Jurisdiction: New York
            Shareholders: GPT (80%); James Redding (20%)

NON-SUBSIDIARIES:

1.    Global Payment Technologies Holdings (Proprietary) Limited
            Jurisdiction: South Africa
            Shareholders: GPT (24.2%); Hosken Consolidated Investments (70.5%); The Bevin Trust (4.2%); Management (1.1%)

2.    International Payment Systems Pty., Ltd.
            Jurisdiction: South Africa
            Shareholders: Hosken Consolidated Investments (30%); Bevin Trust (30%); GPT (30%); Management (10%)

1.    Global Payment Technologies Australia Pty. Ltd.
            Jurisdiction: Australia
            Shareholders: GPT (50%); Andre Soussa (50%)

2.    Abacus Financial Management Systems Ltd.
            Jurisdiction: United Kingdom
            Shareholders: GPT (25%); James Redding (75%)

3.    eCash Management Pty. Ltd.
            Shareholders: GPT (35%); Andre Soussa (35%); Richard Soussa (30%)

4.    Globaltrac LLC
            Jurisdiction: New York
            Shareholders: GPT (50%); Tabletrac, Inc. (50%)

                                                                     SCHEDULE VI

                      Existing Direct Affiliate Investments

                                                     Aggregate Permitted Loans, Guarantee
Existing Direct Affiliate                            Obligations, and Capital Contributions
-------------------------                            --------------------------------------
Global Payment Technologies Holdings                 $1,650,000
(Proprietary) Limited

Global Payment Technologies Australia Pty. Ltd.      $  100,000

Global Payment Technologies (Europe) Limited         $  750,000

Abacus Financial Management Systems Ltd.             $1,000,000

Abacus Financial Management Systems Ltd., USA        $  400,000
                                                     ----------

       TOTAL                                         $ 3,900,00